UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Texas Instruments Incorporated

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 22, 2021

Dear Stockholder:

You are cordially invited to attend the 2021 virtual annual meeting of stockholders on Thursday, April 22, 2021, at 8:30 a.m. (Central time). If you plan to participate in the virtual meeting, please see “Attendance and instructions for virtual annual meeting”. Stockholders will be able to listen, vote and submit questions from their home or any remote location that has internet connectivity. There will be no physical location for stockholders to attend. Stockholders may only participate online by logging in at www.virtualshareholdermeeting.com/TXN2021. At the meeting we will consider and act upon the following matters:

•	the election of directors for the next year,

•	advisory approval of the company’s executive compensation,

•	ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2021,

•	a stockholder proposal to permit shareholder action by written consent, and

•	such other matters as may properly come before the meeting.

Stockholders of record at the close of business on February 22, 2021, are entitled to vote at the annual meeting.

We urge you to vote your shares as promptly as possible by (1) accessing the voting website, (2) calling the toll-free number or (3) signing, dating and mailing the enclosed proxy.

Sincerely,

Cynthia Hoff Trochu
Senior Vice President, Secretary and General Counsel

Dallas, Texas

March 9, 2021

2021 PROXY STATEMENT • PAGE 1

2021 PROXY STATEMENT • PAGE 2

PROXY STATEMENT – MARCH 9, 2021

EXECUTIVE OFFICES

12500 TI BOULEVARD, DALLAS, TX 75243

MAILING ADDRESS: P.O. BOX 660199, DALLAS, TX 75266-0199

Voting procedures, quorum and attendance requirements

TI’s board of directors requests your proxy for the annual meeting of stockholders on April 22, 2021. If you sign and return the enclosed proxy, or vote by telephone or on the internet, you authorize the persons named in the proxy to represent you and vote your shares for the purposes mentioned in the notice of annual meeting. This proxy statement and related proxy are being distributed on or about March 9, 2021. If you attend the meeting, you can vote during the meeting. If you do not attend the meeting, your shares can be voted only if you have returned a properly signed proxy or followed the telephone or internet voting instructions, which can be found on the enclosed proxy. If you sign and return your proxy but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the board of directors. You can revoke your authorization at any time before the shares are voted at the meeting.

A quorum of stockholders is necessary to hold a valid meeting. If at least a majority of the shares of TI common stock issued and outstanding and entitled to vote are present in person or by proxy, a quorum will exist. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum. Broker non-votes occur when a beneficial owner who holds company stock through a broker does not provide the broker with voting instructions as to any matter on which the broker is not permitted to exercise its discretion and vote without specific instruction.

Shown below is a list of the matters to be considered at the meeting (each of which is discussed elsewhere in this proxy statement), and the vote required for election or approval, as the case may be.

Matter	Required Vote for Election or Approval	Impact of Abstentions or Broker Non-Votes
Election of directors.	Majority of votes present in person or by proxy at the meeting and entitled to be cast in the election with respect to a nominee must be cast for that nominee.	Abstentions have the same effect as votes against. Broker non-votes are not counted as votes for or against.
Advisory vote to approve named executive officer compensation.	Majority of votes present in person or by proxy at the meeting must be cast for the proposal.	Abstentions and broker non-votes have the same effect as votes against.
Proposal to ratify appointment of independent registered public accounting firm.	Majority of votes present in person or by proxy at the meeting must be cast for the proposal.

Abstentions have the same effect as votes against. (Brokers are permitted to exercise their discretion and vote without specific instruction on this matter. Accordingly, there are no broker non-votes.)

Stockholder proposal to permit shareholder action by written consent.	Majority of votes present in person or by proxy at the meeting must be cast for the proposal.	Abstentions and broker non-votes have the same effect as votes against.
Any other matter that may properly be submitted at the meeting.	Majority of votes present in person or by proxy at the meeting must be cast for the proposal.	Abstentions and broker non-votes have the same effect as votes against.

2021 PROXY STATEMENT • PAGE 3

Attendance and instructions for the virtual annual meeting

Attendance at the virtual meeting is limited to stockholders or their legal proxy holders.

Due the continuation of the Covid-19 pandemic, to safeguard the well-being of our stockholders, directors and employees, we are once again holding a virtual annual meeting. To participate in the virtual meeting, visit www.virtualshareholdermeeting.com/TXN2021 and enter the 16-digit control number included on your notice of internet availability of the proxy materials, on your proxy or voting instruction card, or on the instructions that accompanied your proxy materials. You may log in to the meeting platform beginning at 8:15 a.m. Central time on April 22, 2021. The meeting will begin promptly at 8:30 a.m. Central time on April 22, 2021.

The virtual meeting platform is supported across browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins.

The meeting platform will provide an opportunity for shareholders to vote during the meeting and ask questions related to the business of the meeting by submitting a question into the “Ask a Question” field. Questions related to the business of the meeting will be answered during the meeting, subject to time constraints, and those that are not able to be answered during the meeting will be answered on www.ti.com/ir after the meeting. Similar questions will be aggregated and answered together either during or after the meeting. Questions regarding personal matters or matters not relevant to the business of the meeting will not be answered. Details regarding attendance logistics, including the meeting rules of conduct and the stockholder list, will be available on www.virtualshareholdermeeting.com/TXN2021 closer to the meeting date.

If you encounter any technical difficulties with the virtual meeting platform on the meeting day, please call 844-986-0822 (Toll Free) or 303-562-9302 (International Toll). Technical support will be available starting at 8:15 a.m. Central time on April 22, 2021, and will remain available until thirty minutes after the meeting has finished.

2021 PROXY STATEMENT • PAGE 4

Election of directors

Directors are elected at the annual meeting to hold office until the next annual meeting and until their successors are elected and qualified. The board of directors has designated the following persons as nominees: Mark A. Blinn, Todd M. Bluedorn, Janet F. Clark, Carrie S. Cox, Martin S. Craighead, Jean M. Hobby, Michael D. Hsu, Ronald Kirk, Pamela H. Patsley, Robert E. Sanchez and Richard K. Templeton.

If you return a proxy that is not otherwise marked, your shares will be voted FOR each of the nominees.

Director nominees, qualifications and experience

All of the nominees for directorship are directors of the company. If any nominee becomes unable to serve before the meeting, the persons named as proxies may vote for a substitute or the number of directors will be reduced accordingly.

Summary

This table provides a summary view of the qualifications, experience and demographics of each director nominee as of the proxy statement filing date.

Qualifications and experience
Independence	●	●	●	●	●	●	●	●	●	●
Multinational experience	●	●	●	●	●	●	●	●	●	●	●
Executive leadership (public or private)	●	●	●	●	●	●	●	●	●	●	●
Technology, research and development	●	●	●	●	●	●	●		●	●	●
Manufacturing	●	●		●	●		●				●
End market knowledge	●	●	●	●	●	●		●		●	●
Regulatory, public policy or legal	●			●		●		●	●
Other public board service	●	●	●	●	●	●	●	●	●	●
Financial acumen	●	●	●	●	●	●	●	●	●	●	●
Auditing/accounting	●		●			●			●	●

Demographic background
Tenure (years)	8	4	6	17	3	5	1	8	17	10	18
Age (years)	59	57	66	63	61	60	56	66	64	55	62
Gender	M	M	F	F	M	F	M	M	F	M	M
Race/Ethnicity *	W	W	W	W	W	W	A	B	W	H	W

*	A = Asian; B = Black/African American; W = White; H = Hispanic/Latino

The board prefers a mix of background and experience among its members. The board does not follow any ratio or formula to determine the appropriate mix. Rather, it uses its judgment to identify nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to the high standards of board service at the company. The board actively seeks women and minority candidates for the pool from which board candidates are chosen. Maintaining a balance of tenure among the directors is also part of the board’s consideration. Longer-serving directors bring valuable experience with the company and familiarity with the strategic and operational challenges it has faced over the years, while newer directors bring fresh perspectives and ideas. To help maintain this balance, the company has a mandatory retirement policy, pursuant to which directors cannot stand for election after reaching age 70. The effectiveness of the board’s approach to board composition decisions is evidenced by the directors’ participation in the insightful and robust, yet respectful, deliberation that occurs at board and committee meetings, and in shaping the agendas for those meetings.

2021 PROXY STATEMENT • PAGE 5

Nominee criteria

In evaluating prospective nominees and as stated in our corporate governance guidelines, the Governance and Stockholder Relations (GSR) Committee considers the following criteria:

•	Outstanding achievement in the individual’s personal career.

•	Relevant commercial expertise.

•	International operations experience.

•	Financial acumen.

•	Government experience.

•	Standards of integrity and soundness of judgment.

•	Ability to make independent, analytical inquiries.

•	Ability to represent the total corporate interests of TI (a director will not be selected to, nor be expected to, represent the interests of any particular group).

•	Board diversity (viewpoints, gender, ethnicity).

•	Willingness and ability to devote the time required to perform board activities adequately. Directors should not serve on the boards of more than four other public companies.

Nominee assessment

As it considered director nominees for the 2021 annual meeting, the board kept in mind that the most important issues it considers typically relate to the company’s strategic direction; succession planning for senior executive positions; the company’s financial performance; the challenges of running a large, complex enterprise, including the management of its risks; major acquisitions and divestitures; and significant research and development (R&D) and capital investment decisions. These issues arise in the context of the company’s operations, which primarily involve the manufacture and sale of semiconductors all over the world into industrial, automotive, personal electronics, communications equipment and enterprise systems markets.

As described below, each of our director nominees has achieved an extremely high level of success in his or her career, whether at multibillion dollar, multinational corporate enterprises or significant governmental organizations. In these positions, each has been directly involved in the challenges relating to setting the strategic direction and managing the financial performance, personnel and processes of large, complex organizations. Each has had exposure to effective leaders and has developed the ability to judge leadership qualities. Ten of the director nominees have experience in serving on the board of directors of at least one other major corporation, and one has served in high political office, all of which provides additional relevant experience on which each nominee can draw.

In concluding that each nominee should serve as a director, the board relied on the specific experiences and attributes listed below and on the direct personal knowledge, born of previous service on the board, that each of the nominees brings insight to board deliberations as well as a willingness to ask challenging questions.

All nominees for directorship are currently directors. The board believes its current size is within the desired range as stated in the board’s corporate governance guidelines.

2021 PROXY STATEMENT • PAGE 6

Director nominees

Mark Blinn Former chief executive officer of Flowserve Corporation

Career highlights

Mr. Blinn served in various positions at Flowserve, including as chief executive officer and president from 2009 to 2017 and chief financial officer from 2004 to 2009. Prior to Flowserve, Mr. Blinn held senior finance positions at several companies, including FedEx Kinko’s Office and Print Services, Inc. and Centex Corporation. As an attorney, he represented financial institutions, foreign corporations and insurance companies.

Key skills and experience

•  Management responsibility of a large, multinational manufacturer operating in industrial markets

•  Responsibility for significant capital and R&D investments

•  Keen appreciation for audit and financial control matters

Other current public company directorships

•  Emerson Electric Corporation

•  Kraton Corporation

•  Leggett & Platt Corporation

Other public company directorships in the last five years

•  Flowserve Corporation

Todd Bluedorn Chairman and chief executive officer of Lennox International Inc.

Career highlights

At Lennox, Mr. Bluedorn has served as chief executive officer since 2007 and chairman of the board since 2012. Prior to Lennox, Mr. Bluedorn served in several senior management positions at United Technologies Corporation since 1995, including leading Otis Elevator – North & South America.

Key skills and experience

•  Management responsibility of a large, multinational manufacturer operating in industrial markets

•  Responsibility for significant capital and R&D investments

Other current public company directorships

•  Lennox International Inc.

Other public company directorships in the last five years

•  Eaton Corporation plc

Janet Clark Former chief financial officer of Marathon Oil Corporation

Career highlights

Ms. Clark was chief financial officer and executive vice president of Marathon Oil Corporation from 2007 to 2013 and senior vice president and chief financial officer from 2004 to 2007. Prior to Marathon, she served as chief financial officer of Nuevo Energy Company and Santa Fe Snyder Corporation. Ms. Clark has served as a director of Dell Inc. and Exterran Holdings, Inc.

Key skills and experience

•  Keen appreciation for audit and financial control matters

•  Oversight of large multinational companies, including one in the technology industry

Other current public company directorships

•  EOG Resources, Inc.

Other public company directorships in the last five years

•  Goldman Sachs BDC, Inc.

•  Goldman Sachs Private Middle Market Credit LLC

2021 PROXY STATEMENT • PAGE 7

Carrie Cox Former chairman and chief executive officer of Humacyte, Inc.

Career highlights

Ms. Cox was the executive chair of Humacyte, Inc. from 2018 to 2019, where she was also chairman and chief executive officer from 2010 to 2018. Prior to Humacyte, Ms. Cox held several senior management positions in the medical industry, including leading the global pharmaceuticals business at Schering-Plough Corporation and the global prescription business at Pharmacia Corporation.

Key skills and experience

•  Management responsibility of a large multinational company operating in a regulated industry

•  Responsibility for significant capital and R&D investments

Other current public company directorships

•  Cardinal Health, Inc.

•  Selecta Biosciences, Inc.

Other public company directorships in the last five years

•  Array BioPharma Inc.

•  Celgene Corporation

•  ElectroCore, Inc.

Martin Craighead Former chairman and chief executive officer of Baker Hughes Inc.

Career highlights

At Baker Hughes Inc., Mr. Craighead served as chief executive officer from 2012 to 2017 and chairman of the board from 2013 until the company merged with GE in 2017. He then served as vice chair of Baker Hughes, a GE company, until 2019. Prior to leading the company, Mr. Craighead held several senior management roles at Baker Hughes, including as chief operating officer.

Key skills and experience

•  Management responsibility of a large, multinational company operating in industrial markets

•  Responsibility for significant capital and R&D investments

Other current public company directorships

•  Emerson Electric Corporation

•  PQ Corporation

Other public company directorships in the last five years

•  Baker Hughes, a GE company

•  Baker Hughes Inc.

Jean Hobby Retired partner, PricewaterhouseCoopers LLP

Career highlights

Ms. Hobby was global strategy officer of PricewaterhouseCoopers from 2013 to 2015. Prior to that, she held several senior management positions at the firm, including as technology, media and telecom sector leader and chief financial officer.

Key skills and experience

•  Extensive audit knowledge and keen appreciation for audit, financial control and technology matters

•  Management responsibility at a large, multinational company

•  Strategic planning expertise

Other current public company directorships

•  Hewlett Packard Enterprise Company

•  Integer Holdings Corporation

Other public company directorships in the last five years

•  CA, Inc.

2021 PROXY STATEMENT • PAGE 8

Michael Hsu Chairman and chief executive officer of Kimberly-Clark Corporation

Career highlights

At Kimberly-Clark, Mr. Hsu has served as chief executive officer since 2019 and chairman since 2020. Prior to those roles, he was group president North America from 2012 to 2017, then president and chief operating officer from 2017 to 2019. Mr. Hsu has also held senior leadership positions at Kraft Foods, Inc. and H.J. Heinz Company.

Key skills and experience

•  Management responsibility at a large, multinational manufacturer

•  Responsibility for significant capital and R&D investment

Other current public company directorships

•  Kimberly-Clark Corporation

Other public company directorships in the last five years

•  None

Ron Kirk Senior of counsel, Gibson, Dunn & Crutcher LLP

Career highlights

Mr. Kirk has been senior of counsel at Gibson, Dunn & Crutcher since 2013, and co-chairs the international trade practice group. He served as the U.S. Trade Representative from 2009 to 2013, where he focused on the development and enforcement of U.S. intellectual property law. Mr. Kirk has been a director of Brinker International, Inc. and Dean Foods Company.

Key skills and experience

•  Management responsibility of a large, complex organization operating internationally

•  Keen insight into issues bearing on global economic activity and international trade policies

Other current public company directorships

•  Macquarie Infrastructure Corporation

Other public company directorships in the last five years

•  None

Pamela Patsley Former chairman and chief executive officer of MoneyGram International, Inc.

Career highlights

At MoneyGram, Ms. Patsley was chair and chief executive officer from 2009 to 2015, then executive chair until 2018. Prior to that, she was senior executive vice president at First Data Corporation and chief executive officer of Paymentech, Inc. She also served as chief financial officer of First USA, Inc. and began her career as an auditor.

Key skills and experience

•  Management responsibility of a large, multinational company

•  Keen appreciation for audit, financial control and technology matters

Other current public company directorships

•  ACI Worldwide, Inc.

•  Hilton Grand Vacations Inc.

•  Keurig Dr. Pepper Inc.

Other public company directorships in the last five years

•  MoneyGram International, Inc.

2021 PROXY STATEMENT • PAGE 9

Robert Sanchez Chairman and chief executive officer of Ryder System, Inc.

Career highlights

Mr. Sanchez has been chairman and executive officer of Ryder since 2013. During his career at Ryder, Mr. Sanchez has served as president, chief operating officer, chief information officer and chief financial officer. He has also had a broad range of leadership roles in Ryder’s business segments, including as president of its Global Fleet Management Solutions business.

Key skills and experience

•  Management responsibility of a large, multinational transportation and logistics company

•  Responsibility for significant capital investments

•  Keen appreciation for technology matters

Other current public company directorships

•  Ryder System, Inc.

Other public company directorships in the last five years

•  None

Rich Templeton Chairman and chief executive officer of Texas Instruments Incorporated

Career highlights

Mr. Templeton is a 40-year veteran of the semiconductor industry, serving the last 26 years at a senior level at the company. He has been the company’s chairman since 2008, and chief executive officer and president from 2004 to June 2018 and July 2018 to present.

Key skills and experience

•  Deep knowledge of all aspects of the company and the semiconductor industry

•  Management responsibility of the company

•  Responsibility for significant capital and R&D investments

Other current public company directorships

•  None

Other public company directorships in the last five years

•  None

Director nomination process

The board is responsible for approving nominees for election as directors. To assist in this task, the board has designated a standing committee, the GSR Committee, that is responsible for reviewing and recommending nominees to the board. The GSR Committee is comprised solely of independent directors as defined by the rules of the Nasdaq Stock Market (Nasdaq) and the board’s corporate governance guidelines. Our board of directors has adopted a written charter for the GSR Committee. It can be found on our website at www.ti.com/corporategovernance.

It is a long-standing policy of the board to consider prospective board nominees recommended by stockholders. A stockholder who wishes to recommend a prospective board nominee for the GSR Committee’s consideration can write to the Secretary of the GSR Committee, Texas Instruments Incorporated, P.O. Box 655936, MS 8658, Dallas, TX 75265-5936. The GSR Committee will evaluate the stockholder’s prospective board nominee in the same manner as it evaluates other nominees.

Under the company’s by-laws, a stockholder, or a group of up to 20 stockholders, owning at least 3% of the company’s outstanding common stock continuously for at least three years, may nominate and include in the company’s proxy materials director nominees constituting up to the greater of two individuals or 20% of the board of directors, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the by-laws, which can be found on our website at www.ti.com/corporategovernance.

The company’s by-laws also allow stockholders to nominate directors without involving the GSR Committee or including the nominee in the company’s proxy materials. To do so, stockholders must comply with the requirements set forth in the by-laws.

Communications with the board

Stockholders and others who wish to communicate with the board, a board committee or an individual director may write to them at: P.O. Box 655936, MS 8658, Dallas, TX 75265-5936. All communications addressed to the board, a board committee or an individual director that are sent to this address will be shared with the addressee.

2021 PROXY STATEMENT • PAGE 10

Corporate governance

The board has a long-standing commitment to responsible and effective corporate governance. We annually conduct extensive governance reviews and engage in investor outreach specific to governance, executive compensation and environmental and social matters. The board’s corporate governance guidelines (which include the director independence standards), the charters of each of the board’s committees, TI’s Living our Values: TI’s ambitions, values and code of conduct, our code of ethics for our CEO and senior financial officers and our by-laws are available on our website at www.ti.com/corporategovernance. Stockholders may request copies of these documents free of charge by writing to Texas Instruments Incorporated, P.O. Box 660199, MS 8657, Dallas, TX 75266-0199, Attn: Investor Relations.

Annual meeting attendance

It is a policy of the board to encourage directors to attend each annual meeting of stockholders. Attendance allows for direct interaction between stockholders and board members. In 2020, all directors attended TI’s annual meeting of stockholders.

Director independence

The board has determined that each of our directors is independent except for Mr. Templeton. In connection with this determination, information was reviewed regarding directors’ business and charitable affiliations, directors’ immediate family members and their employers, and any transactions or arrangements between the company and such persons or entities. The board has adopted the following standards for determining independence.

A.	In no event will a director be considered independent if:

1.	He or she is a current partner of or is employed by the company’s independent auditors;

2.

A family member of the director is (a) a current partner of the company’s independent auditors or (b) currently employed by the company’s independent auditors and personally works on the company’s audit;

3.

Within the current or preceding three fiscal years he or she was, and remains at the time of the determination, a partner in or a controlling shareholder, an executive officer or an employee of an organization that in the current year or any of the past three fiscal years (a) made payments to, or received payments from, the company for property or services, (b) extended loans to or received loans from, the company, or (c) received charitable contributions from the company, in an amount or amounts which, in the aggregate in such fiscal year, exceeded the greater of $200,000 or 2% of the recipient’s consolidated gross revenues for that year (for purposes of this standard, “payments” excludes payments arising solely from investments in the company’s securities and payments under non-discretionary charitable contribution matching programs); or

4.

Within the current or preceding three fiscal years a family member of the director was, and remains at the time of the determination, a partner in or a controlling shareholder or an executive officer of an organization that in the current year or any of the past three fiscal years (a) made payments to, or received payments from, the company for property or services, (b) extended loans to or received loans from the company, or (c) received charitable contributions from the company, in an amount or amounts which, in the aggregate in such fiscal year, exceeded the greater of $200,000 or 2% of the recipient’s consolidated gross revenues for that year (for purposes of this standard, “payments” excludes payments arising solely from investments in the company’s securities and payments under non-discretionary charitable contribution matching programs).

B.	In no event will a director be considered independent if, within the preceding three years:

1.

He or she was employed by the company (except in the capacity of interim chairman of the board, chief executive officer or other executive officer, provided the interim employment did not last longer than one year);

2.

He or she received more than $120,000 during any twelve-month period in compensation from the company (other than (a) compensation for board or board committee service, (b) compensation received for former service lasting no longer than one year as an interim chairman of the board, chief executive officer or other executive officer and (c) benefits under a tax-qualified retirement plan, or non-discretionary compensation);

3.	A family member of the director was employed as an executive officer by the company;

4.	A family member of the director received more than $120,000 during any twelve-month period in compensation from the company (excluding compensation as a non-executive officer employee of the company);

5.	He or she was (but is no longer) a partner or employee of the company’s independent auditors and worked on the company’s audit within that time;

6.	A family member of the director was (but is no longer) a partner or employee of the company’s independent auditors and worked on the company’s audit within that time;

2021 PROXY STATEMENT • PAGE 11

7.	He or she was an executive officer of another entity at which any of the company’s current executive officers at any time during the past three years served on that entity’s compensation committee; or

8.

A family member of the director was an executive officer of another entity at which any of the company’s current executive officers at any time during the past three years served on that entity’s compensation committee.

C.

No member of the Audit Committee may accept directly or indirectly any consulting, advisory or other compensatory fee from the company, other than in his or her capacity as a member of the board or any board committee. Compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the company (provided that such compensation is not contingent in any way on continued service). In addition, no member of the Audit Committee may be an affiliated person of the company except in his or her capacity as a director.

D.

With respect to service on the Compensation Committee, the board will consider all factors that it deems relevant to determining whether a director has a relationship to the company that is material to that director’s ability to be independent from management in connection with the duties of a Compensation Committee member, including but not limited to:

1.	The source of compensation of the director, including any consulting, advisory or compensatory fee paid by the company to the director; and

2.	Whether the director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

E.

For any other relationship, the determination of whether it would interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities, and consequently whether the director involved is independent, will be made by directors who satisfy the independence criteria set forth in this section.

For purposes of these independence determinations, “company” and “family member” will have the same meaning as under Nasdaq rules.

Board organization

Board and committee meetings

During 2020, the board held eight meetings. The board has three standing committees described below. The standing committees of the board collectively held 19 meetings in 2020. Each director attended at least 90% of the board and relevant committee meetings combined. Overall attendance at board and committee meetings was approximately 99%.

Director	Audit Committee	Compensation Committee	Governance and Stockholder Relations Committee
M. A. Blinn	Chair
T. M. Bluedorn			•
J. F. Clark	•
C. S. Cox		•
M. S. Craighead		•
J. M. Hobby	•
M. D. Hsu	•
R. Kirk *			Chair
P. H. Patsley		Chair
R. E. Sanchez			•
R. K. Templeton

*	Lead director

2021 PROXY STATEMENT • PAGE 12

Committees of the board

Audit Committee

The Audit Committee is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. All members of the Audit Committee are independent under Nasdaq rules and the board’s corporate governance guidelines. From April 25, 2019, to April 22, 2020, the committee members were Mr. Blinn (chair), Mr. Bluedorn and Ms. Hobby, with Mr. Hsu joining the committee on April 1, 2020. Since April 23, 2020, the committee members have been Mr. Blinn (chair), Ms. Clark, Ms. Hobby and Mr. Hsu.

The Audit Committee is generally responsible for:

•	Reviewing:

○	The annual report of TI’s independent registered public accounting firm related to quality control.

○

TI’s annual and quarterly reports to the SEC, including the financial statements and the “Management’s Discussion and Analysis” portion of those reports, and recommending appropriate action to the board.

○	TI’s audit plans.

○	Before issuance TI’s news releases regarding annual and interim financial results and discussing with management any related earnings guidance that may be provided to analysts and rating agencies.

○	Relationships between the independent registered public accounting firm and TI.

○

The adequacy of TI’s internal accounting controls and other factors affecting the integrity of TI’s financial reports, and discussing with management and with the independent registered public accounting firm.

○	TI’s risk assessment and risk management policies.

○	TI’s compliance and ethics program.

○	A report of compliance of management and operating personnel with TI’s code of conduct, including TI’s conflict of interest policy.

○	TI’s non-employee-related insurance programs.

○	Changes, if any, in major accounting policies of the company.

○	Trends in accounting policy changes that are relevant to the company.

○	The company’s policy regarding investments and financial derivative products.

•

Discussing TI’s audited financial statements with management and the independent registered public accounting firm, including a discussion with the firm regarding the matters required to be reviewed under applicable legal or regulatory requirements.

•	Creating and periodically reviewing TI’s whistleblower policy.

•	Appointing, compensating, retaining and overseeing TI’s independent registered public accounting firm.

The board has determined that all members of the Audit Committee are financially sophisticated, as the board has interpreted such qualifications in its business judgment. In addition, the board has designated Mr. Blinn as the audit committee financial expert as defined in the Securities Exchange Act of 1934, as amended.

The Audit Committee met seven times in 2020. The Audit Committee holds regularly scheduled meetings and reports its activities to the board. The committee also continued its long-standing practice of meeting directly with our internal audit staff to discuss the audit plan and to allow for direct interaction between Audit Committee members and our internal auditors. See page 44 for a report of the committee.

Compensation Committee

All members of the Compensation Committee are independent. Since April 25, 2019, the committee members have been Ms. Patsley (chair), Ms. Cox and Mr. Craighead. The committee is responsible for:

•	Reviewing the performance of the CEO and determining his compensation.

•	Setting the compensation of the company’s other executive officers.

2021 PROXY STATEMENT • PAGE 13

•	Overseeing administration of employee benefit plans.

•	Making recommendations to the board regarding:

○

Institution and termination of, revisions in and actions under employee benefit plans that (i) increase benefits only for officers of the company or disproportionately increase benefits for officers of the company more than other employees of the company, (ii) require or permit the issuance of the company’s stock or (iii) require board approval.

○	Reservation of company stock for use as awards of grants under plans or as contributions or sales to any trustee of any employee benefit plan.

•	Taking action as appropriate regarding the institution and termination of, revisions in and actions under employee benefit plans that are not required to be approved by the board.

•	Appointing, setting the compensation of, overseeing and considering the independence of any compensation consultant or other advisor.

The Compensation Committee met five times in 2020. The Compensation Committee holds regularly scheduled meetings, reports its activities to the board, and consults with the board before setting annual executive compensation. See page 31 for a report of the committee.

In performing its functions, the committee is supported by the company’s Human Resources organization. The committee has the authority to retain any advisors it deems appropriate to carry out its responsibilities. The committee retained Pearl Meyer & Partners as its compensation consultant for the 2020 compensation cycle. The committee instructed the consultant to advise it directly on executive compensation philosophy, strategies, pay levels, decision-making processes and other matters within the scope of the committee’s charter. Additionally, the committee instructed the consultant to assist the company’s Human Resources organization in its support of the committee in these matters with such items as peer-group assessment, analysis of the executive compensation market and compensation recommendations.

The Compensation Committee considers it important that its compensation consultant’s objectivity not be compromised by other engagements with the company or its management. In support of this belief, the committee has a policy on compensation consultants, a copy of which may be found on www.ti.com/corporategovernance. During 2020, the committee determined that its compensation consultant was independent of the company and had no conflict of interest.

The Compensation Committee considers executive compensation in a multistep process that involves the review of market information, performance data and possible compensation levels over several meetings leading to the annual determinations in January. Before setting executive compensation, the committee reviews the total compensation and benefits of the executive officers and considers the impact that their retirement, or termination under various other scenarios, would have on their compensation and benefits.

The CEO and the senior vice president responsible for Human Resources, who is an executive officer, are regularly invited to attend meetings of the committee. The CEO is excused from the meeting during any deliberations or vote on his compensation. No executive officer determines his or her own compensation or the compensation of any other executive officer. As members of the board, the members of the committee receive information concerning the performance of the company during the year and interact with our management. The CEO gives the committee and the board an assessment of his own performance during the year just ended. He also reviews the performance of the other executive officers with the committee and makes recommendations regarding their compensation. The senior vice president responsible for Human Resources assists in the preparation of and reviews the compensation recommendations made to the committee other than for her compensation.

The Compensation Committee’s charter provides that it may delegate its power, authority and rights with respect to TI’s long-term incentive plans, employee stock purchase plan and employee benefit plans to (i) one or more committees of the board established or delegated authority for that purpose; or (ii) employees or committees of employees except that no such delegation may be made with respect to compensation of the company’s executive officers.

Pursuant to that authority, the Compensation Committee has delegated to a special committee established by the board the authority to, among other things, grant a limited number of stock options and restricted stock units (RSUs) under the company’s long-term incentive plans. The sole member of the special committee is Mr. Templeton. The special committee has no authority to grant, amend or terminate any form of compensation for TI’s executive officers. The Compensation Committee reviews all activity of the special committee.

2021 PROXY STATEMENT • PAGE 14

Governance and Stockholder Relations Committee

All members of the GSR Committee are independent. From April 25, 2019, to April 22, 2020, the committee members were Mr. Kirk (chair), Ms. Clark and Mr. Sanchez. Since April 23, 2020, the committee members have been Mr. Kirk (chair), Mr. Bluedorn and Mr. Sanchez. The GSR Committee is generally responsible for:

•	Making recommendations to the board regarding:

○	The development and revision of our corporate governance principles.

○	The size, composition and functioning of the board and board committees.

○	Candidates to fill board positions.

○	Nominees to be designated for election as directors.

○	Compensation of board members.

○	Organization and responsibilities of board committees.

○	Succession planning by the company.

○	Issues of potential conflicts of interest involving a board member raised under TI’s conflict of interest policy.

○	Election of executive officers of the company.

○	Topics affecting the relationship between the company and stockholders.

○	Public issues likely to affect the company.

○	Responses to proposals submitted by stockholders.

•	Reviewing:

○	Contribution policies of the company and the TI Foundation.

○	Scope of activities of the company’s political action committee.

○	Revisions to TI’s code of conduct.

•	Electing officers of the company other than the executive officers.

•	Overseeing an annual evaluation of the board and the committee.

The GSR Committee met seven times in 2020. The GSR Committee holds regularly scheduled meetings and reports its activities to the board. See “Director nomination process” for a discussion of stockholder nominations and recommendations and “Communications with the board” for details on how to contact the board.

Board evaluation process

The board recognizes that a robust and constructive evaluation process is an essential part of good corporate governance and board effectiveness. The board and committee annual evaluation processes are designed to assess board and committee effectiveness, as well as individual director performance and contribution levels. The results of the evaluations are part of the GSR Committee’s and the board’s consideration in connection with their review of director nominees to ensure the board continues to operate effectively.

Annually, each of our directors completes comprehensive board and committee questionnaires. Each committee oversees its own evaluation process, and the GSR Committee also oversees the board evaluation process. The questionnaires, and ongoing feedback from individual directors, facilitate a candid assessment of (i) the board and committees’ oversight of risk, strategy and operations; (ii) the board’s culture, leadership structure and mix of director skills, qualifications and experiences; and (iii) board and committee meeting mechanics. Our directors are willing to have honest and difficult conversations as needed during the evaluation and nomination process.

Board leadership structure

The board’s current leadership structure combines the positions of chairman and CEO and includes a lead director who presides at executive sessions and performs the duties listed below. The board believes that this structure, combined with its other practices (such as (a) including on each board agenda an opportunity for the independent directors to comment on and influence the proposed strategic agenda for future meetings and (b) holding an executive session of the independent directors at each board meeting), allows it to maintain the active engagement of independent directors and appropriate oversight of management.

2021 PROXY STATEMENT • PAGE 15

The lead director is elected by the independent directors annually. The independent directors have elected Mr. Kirk to serve as lead director. The duties of the lead director are to:

•	Preside at all meetings of the board at which the chairman is not present, including executive sessions of the independent directors;

•	Serve as liaison between the chairman and the independent directors;

•	Approve information sent to the board;

•	Approve meeting agendas for the board;

•	Approve meeting schedules to assure that there is sufficient time for discussion of all agenda items; and

•	If requested by major shareholders, ensure that he or she is available for consultation and direct communication.

In addition, the lead director has authority to call meetings of the independent directors.

The board, led by its GSR Committee, regularly reviews the board’s leadership structure. The board’s consideration is guided by two questions: would stockholders be better served and would the board be more effective with a different structure. The board’s views are informed by a review of the practices of other companies and insight into the preferences of top stockholders, as gathered from face-to-face dialogue and review of published guidelines. The board also considers how board roles and interactions would change if its leadership structure changed. The board’s goal is for each director to have an equal stake in the board’s actions and equal accountability to the corporation and its stockholders.

The board continues to believe that there is no uniform solution for a board leadership structure. Indeed, the company has had varying board leadership models over its history, at times separating the positions of chairman and CEO and at times combining the two, and now utilizing a lead director.

Risk oversight by the board

It is management’s responsibility to assess and manage the various risks TI faces. It is the board’s responsibility to oversee management in this effort. In exercising its oversight, the board has allocated some areas of focus to its committees and has retained areas of focus for itself, as more fully described below.

Management generally views the risks TI faces as falling into the following categories: strategic, operational, financial and compliance. The board as a whole has oversight responsibility for the company’s strategic and operational risks (e.g., major initiatives, competitive markets and products, sales and marketing, R&D and cybersecurity). Throughout the year the CEO discusses these risks with the board. Additionally, at least once each year, the company’s chief information officer provides information on the cybersecurity risks and the company’s approach to protecting the company’s data and systems infrastructure with the board. In the event of a material cybersecurity event, management would notify the board and, in compliance with our procedures, determine the timing and extent of the response and public disclosure, and whether any future vulnerabilities are expected.

TI’s Audit Committee has oversight responsibility for financial risk (such as accounting, finance, internal controls and tax strategy). Oversight responsibility for compliance risk is shared by the board committees. For example, the Audit Committee oversees compliance with the company’s code of conduct and finance- and accounting-related laws and policies, as well as the company’s compliance program itself; the Compensation Committee oversees compliance with the company’s executive compensation plans and related laws and policies; and the GSR Committee oversees compliance with governance-related laws and policies, including the company’s corporate governance guidelines.

The Audit Committee oversees the company’s approach to risk management as a whole. The company’s CFO reviews the company’s risk management process with the Audit Committee at least annually. In addition, the company’s chief information officer reviews the company’s information technology systems with the Audit Committee periodically and includes a discussion of key cybersecurity risks as appropriate.

The board’s leadership structure is consistent with the board and committees’ roles in risk oversight. As discussed above, the board has found that its current structure and practices are effective in fully engaging the independent directors. Allocating various aspects of risk oversight among the committees provides for similar engagement. Having the chairman and CEO review strategic and operational risks with the board ensures that the director most knowledgeable about the company, the industry in which it operates and the competition and other challenges it faces shares those insights with the board, providing for a thorough and efficient process.

2021 PROXY STATEMENT • PAGE 16

Board oversight of environmental, social, and governance (ESG) matters

Management implements ESG-related policies and practices under the board’s oversight, including by (1) establishing broad policies for guidance of the organization, such as those contained in the document Living our Values: TI’s ambitions, values and code of conduct, which was approved by the board; (2) implementing those policies by delegation of authority and assigning responsibility to board committees, the Chief Executive Officer, and other officers or employees as appropriate; and (3) monitoring and evaluating performance to assure that the stated policies are being followed.

Where ESG-related issues may have significance for TI, these matters are reviewed in the relevant committee. We believe this approach ensures that ESG issues are overseen by the Committee with the appropriate focus. For example, climate-related issues are reviewed with the Audit Committee by the worldwide environmental, safety and health director. The GSR Committee also oversees ESG matters in connection with its responsibility to review public issues of interest to company stakeholders. Management also provides updates to the GSR Committee at least annually on shareholder policies and proposals regarding ESG matters that are relevant to the company.

Director compensation

The GSR Committee has responsibility for reviewing and making recommendations to the board on compensation for non-employee directors, with the board making the final determination. The committee has no authority to delegate its responsibility regarding director compensation. In carrying out this responsibility, it is supported by TI’s Human Resources organization. The CEO, the senior vice president responsible for Human Resources and the Secretary review the recommendations made to the committee. The CEO also votes, as a member of the board, on the compensation of non-employee directors.

The compensation arrangements in 2020 for the non-employee directors were:

•	Annual retainer of $110,000 for board and committee service.

•	Additional annual retainer of $35,000 for service as the lead director.

•	Additional annual retainer of $30,000 for service as chair of the Audit Committee; $20,000 for service as chair of the Compensation Committee; and $20,000 for service as chair of the GSR Committee.

•

Annual grant of a 10-year option to purchase TI common stock pursuant to the terms of the Texas Instruments 2018 Director Compensation Plan (Director Plan), which was approved by stockholders in April 2018. The grant date value is approximately $100,000, determined using a Black-Scholes option-pricing model (subject to the board’s ability to adjust the grant downward). These non-qualified options become exercisable in four equal annual installments beginning on the first anniversary of the grant and also will become fully exercisable in the event of termination of service following a change in control (as defined in the Director Plan) of TI. If a director’s service terminates due to death, disability or ineligibility to stand for re-election under the company’s by-laws, or after the director has completed eight years of service, then all outstanding options held by the director shall continue to become exercisable in accordance with their terms. If a director’s service terminates for any other reason, all outstanding options held by the director shall be exercisable for 30 days after the date of termination, but only to the extent such options were exercisable on the date of termination.

•

Annual grant of restricted stock units pursuant to the Director Plan with a grant date value of $100,000 (subject to the board’s ability to adjust the grant downward). The restricted stock units vest on the fourth anniversary of their date of grant and upon a change in control as defined in the Director Plan. If a director is not a member of the board on the fourth anniversary of the grant, restricted stock units will nonetheless settle (i.e., the shares will issue) on such anniversary date if the director has completed eight years of service prior to termination or the director’s termination was due to death, disability or ineligibility to stand for re-election under the company’s by-laws. The director may defer settlement of the restricted stock units at his or her election. Upon settlement, the director will receive one share of TI common stock for each restricted stock unit. Dividend equivalents are paid on the restricted stock units at the same rate as dividends on TI common stock. The director may defer receipt of dividend equivalents.

•	$1,000 per day compensation for other activities designated by the chairman.

•	A one-time grant of restricted stock units with a grant-date value of approximately $200,000 upon a director’s initial election to the board.

2021 PROXY STATEMENT • PAGE 17

The board has determined that annual grants of equity compensation to non-employee directors will be timed to occur in January when grants are made to our U.S. employees in connection with the annual compensation review process. See “Process for equity grants” for a discussion regarding the timing of equity compensation grants.

It is against TI policy for any employee, including an executive officer, or director to engage in trading in “puts” (options to sell at a fixed price), “calls” (similar options to buy) or other options or hedging techniques on TI stock specifically designed to limit losses on TI stock or equity compensation held by the employee or director. It is also against TI policy for directors and executive officers to pledge TI stock.

Directors are not paid a fee for meeting attendance, but we reimburse non-employee directors for their travel, lodging and related expenses incurred in connection with attending board, committee and stockholders meetings and other designated events. In addition, non-employee directors may travel on company aircraft to and from these meetings and other designated events.

Under the Director Plan, some directors have chosen to defer all or part of their cash compensation. These deferred amounts are credited to either a cash account or stock unit account. Cash accounts earn interest from TI at a rate currently based on Moody’s Seasoned Aaa Corporate Bonds. For 2020, that rate was 3.01%. Stock unit accounts fluctuate in value with the underlying shares of TI common stock, which will be issued after the deferral period. Dividend equivalents are paid on these stock units. Directors may also defer settlement of the restricted stock units they receive.

We have arrangements with certain customers whereby our employees may purchase consumer products containing TI components at discounted pricing. In addition, the TI Foundation has a matching gift program. In both cases, directors are entitled to participate on the same terms and conditions available to employees.

Non-employee directors are not eligible to participate in any TI-sponsored pension plan.

2020 director compensation

The following table shows the compensation of all persons who were non-employee members of the board during 2020 for services in all capacities to TI in 2020.

Name	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (5)	All Other Compensation ($) (6)	Total ($)
M. A. Blinn	$ 140,000	$ 99,978	$ 100,000	—	—	$ 40	$ 340,018
T. M. Bluedorn	$ 110,000	$ 99,978	$ 100,000	—	—	$ 40	$ 310,018
J. F. Clark	$ 110,000	$ 99,978	$ 100,000	—	—	$ 30,040	$ 340,018
C. S. Cox	$ 110,000	$ 99,978	$ 100,000	—	$ 2,608	$ 25,040	$ 337,626
M. S. Craighead	$ 110,000	$ 99,978	$ 100,000	—	—	$ 27,540	$ 337,518
J. M. Hobby	$ 110,000	$ 99,978	$ 100,000	—	—	$ 12,540	$ 322,518
M. D. Hsu (1)	$ 82,500	$ 199,981	—	—	—	$ 40	$ 282,521
R. Kirk	$ 153,333	$ 99,978	$ 100,000	—	—	$ 25,040	$ 378,351
P. H. Patsley	$ 141,667	$ 99,978	$ 100,000	—	—	$ 30,040	$ 371,685
R. E. Sanchez	$ 110,000	$ 99,978	$ 100,000	—	—	$ 30,040	$ 340,018

(1)	Mr. Hsu was elected to the board effective April 1, 2020.

(2)	Includes amounts deferred at the director’s election.

(3)

Shown is the aggregate grant date fair value of restricted stock units granted in 2020 calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification™ Topic 718, Compensation-Stock Compensation (ASC 718). The assumptions used for purposes of calculating the grant date fair value are described in Note 3 to the financial statements contained in Item 8 (“Note 3 to the 2020 financial statements”) in TI’s annual report on Form 10-K for the year ended December 31, 2020. Each restricted stock unit represents the right to receive one share of TI common stock. For restricted stock units granted prior to 2007, shares are issued at the time of mandatory retirement from the board (age 70) or upon the earlier of termination of service from the board after completing eight years of service or death or disability. For information regarding share issuances under restricted stock units granted after 2006, see the discussion on page 35.

2021 PROXY STATEMENT • PAGE 18

The table below shows the aggregate number of shares underlying outstanding restricted stock units held by the named individuals as of December 31, 2020.

Name	Restricted Stock Units (in Shares)
M. A. Blinn	11,901
T. M. Bluedorn	4,630
J. F. Clark	7,780
C. S. Cox	30,926
M. S. Craighead	3,723
J. M. Hobby	3,891
M. D. Hsu	2,064
R. Kirk	3,891
P. H. Patsley	5,891
R. E. Sanchez	7,633

(4)

Shown is the aggregate grant date fair value of options granted in 2020 calculated in accordance with ASC 718. The discussion of the assumptions used for purposes of calculating the grant date fair value appears in Note 3 to the 2020 financial statements. The terms of these options are as set forth on page 35. The table below shows the aggregate number of shares underlying outstanding stock options held by the named individuals as of December 31, 2020.

Name	Options (in Shares)
M. A. Blinn	10,980
T. M. Bluedorn	12,749
J. F. Clark	28,804
C. S. Cox	28,804
M. S. Craighead	8,443
J. M. Hobby	18,814
M. D. Hsu	—
R. Kirk	51,642
P. H. Patsley	66,391
R. E. Sanchez	51,642

(5)

SEC rules require the disclosure of earnings on deferred compensation to the extent that the interest rate exceeds a specified rate (Federal Rate), which is 120 percent of the applicable federal long-term interest rate with compounding. Under the terms of the Director Plan, deferred compensation cash amounts earn interest at a rate based on Moody’s Seasoned Aaa Corporate Bonds. For 2020, this interest rate exceeded the Federal Rate by 0.38 percentage points. Shown is the amount of interest earned on the directors’ deferred compensation accounts that was in excess of the Federal Rate.

(6)

Consists of (a) the annual cost ($40 per director) of premiums for travel and accident insurance policies and (b) contributions under the TI Foundation matching gift program of $30,000 for Ms. Clark, $25,000 for Ms. Cox, $27,500 for Mr. Craighead, $12,500 for Ms. Hobby, $25,000 for Mr. Kirk, $30,000 for Ms. Patsley, and $30,000 for Mr. Sanchez.

Executive compensation

We are providing shareholders the opportunity to cast advisory votes on named executive officer compensation as required by Section 14A of the Securities Exchange Act.

Proposal regarding advisory approval of the company’s executive compensation

The “named executive officers” are the chief executive officer, the chief financial officer and the four other most highly compensated executive officers, as named in the compensation tables on pages 32-43.

We ask shareholders to approve the following resolution:

RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed in this proxy statement pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion on pages 20-43 of this proxy statement, is hereby approved.

2021 PROXY STATEMENT • PAGE 19

We encourage shareholders to review the Compensation Discussion and Analysis section of the proxy statement, which follows. It discusses our executive compensation policies and programs and explains the compensation decisions relating to the named executive officers for 2020. We believe that the policies and programs serve the interests of our shareholders and that the compensation received by the named executive officers is commensurate with the performance and strategic position of the company.

Although the outcome of this annual vote is not binding on the company or the board, the Compensation Committee of the board will consider it when setting future compensation for the executive officers.

The board of directors recommends a vote FOR the annual resolution approving the named executive officer compensation for 2020, as disclosed in this proxy statement.

Compensation discussion and analysis

This section describes TI’s compensation program for executive officers. It will provide insight into the following:

•	The elements of the 2020 compensation program, why we selected them and how they relate to one another; and

•	How we determined the amount of compensation for 2020.

The executive officers of TI have the broadest job responsibilities and policy-making authority in the company. We hold them accountable for the company’s performance and for maintaining a culture of strong ethics and compliance. Details of compensation for our CEO, our CFO and the four other highest paid individuals who were executive officers in 2020 (collectively called the “named executive officers”) can be found in the tables following the Compensation Committee report.

Executive summary

•

TI’s compensation program is structured to pay for performance and deliver rewards that encourage executives to think and act in both the short- and long-term interests of our shareholders. The majority of total compensation for our executives each year comes in the form of variable cash and equity compensation. Variable cash is tied to the short-term performance of the company, and the value of equity is tied to the long-term performance of the company. We believe our compensation program holds our executive officers accountable for the financial and competitive performance of TI.

•	2020 compensation decisions for the CEO:

○	Base salary was increased by 3.1 percent over 2019.

○	The grant date fair value of equity compensation awarded in 2020 was unchanged from 2019.

○	The bonus decision was based primarily on the following performance results in 2020:

	2020 Absolute Performance	2020 Relative Performance *
Revenue growth: Total TI	0.5%	Below median
Profit from Operations as a % of Revenue (PFO%)	40.8%	Above median
Total Shareholder Return (TSR)	31.7%	Below median

Year-on-Year Change in CEO Bonus (2020 bonus compared with 2019)	5% change

*

Relative to semiconductor competitors as outlined under “Comparator group;” includes estimates and projections of certain competitors’ financial results. See “Analysis of compensation determinations – Bonus – Assessment of 2020 performance” for details of the Compensation Committee’s assessment of TI’s performance. (It is important to note that the median growth rate of competitor companies includes the benefit of acquisitions, whereas TI’s growth rate is entirely organic.)

2021 PROXY STATEMENT • PAGE 20

•

Our executive compensation program is designed to encourage executive officers to pursue strategies that serve the interests of the company and shareholders, and not to promote excessive risk-taking by our executives. It is built on a foundation of sound corporate governance and includes:

○	Executive officers do not have employment contracts and are not guaranteed salary increases, bonus amounts or awards of equity compensation.

○

We have never repriced stock options. We do not grant reload options. We grant equity compensation with double-trigger change-in-control terms, which accelerate the vesting of grants only if the grantee has been terminated involuntarily within a limited time after a change in control of the company.

○	Bonus and equity compensation awards are subject to claw back as described under “Recoupment policy” below.

○	We do not provide excessive perquisites. We provide no tax gross-ups for perquisites.

○	We do not guarantee a return or provide above-market returns on compensation that has been deferred.

○	Pension benefits are calculated on salary and bonus only; the proceeds earned on equity or other performance awards are not part of the pension calculation.

Detailed discussion

Compensation philosophy and elements

For years, we have run our business and invested in our people and communities with three overarching ambitions in mind. First, we will act like owners who will own the company for decades. Second, we will adapt and succeed in a world that is ever changing. And third, we will be a company that we are personally proud to be a part of and that we would want as our neighbor. When we are successful in achieving these ambitions, our employees, customers, communities and shareholders all win. Central to our ambitions, which are the foundation of our approach to environmental, social, and governance (ESG) and sustainability, is a belief that in order for all stakeholders to benefit, the company must grow stronger over the long term. Our compensation program is structured with these ambitions in mind.

The Compensation Committee of TI’s board of directors is responsible for setting the compensation of all TI executive officers. The committee consults with the other independent directors and its compensation consultant, Pearl Meyer & Partners, before setting annual compensation for the executives. The committee chair regularly reports on committee actions at board meetings.

In assessing performance and compensation decisions, the committee does not use formulas, thresholds or multiples. Because market conditions can quickly change in our industry, thresholds established at the beginning of a year could prove irrelevant by year-end. The committee believes its approach, which assesses the company’s absolute and relative performance in hindsight after year-end (for the most recent one- and three-year periods), gives it the insight to most effectively and critically judge results and encourages executives to pursue strategies that serve the long-term interests of the company and its shareholders. It also promotes accuracy in our assessment and comparison to competition and eliminates the need for adjustments to formulas, targets or thresholds during times of uncertain market conditions.

The primary elements of our executive compensation program are as follows:

Near-term compensation, paid in cash

Base Salary
Purpose	Basic, least variable form of compensation, designed to provide a stable source of income.

Strategy	Generally, target market median, giving appropriate consideration to job scope and tenure, to attract and retain highly qualified executives.

Terms	Paid twice monthly.

2021 PROXY STATEMENT • PAGE 21

Profit Sharing
Purpose	Broad-based program designed to emphasize that each employee contributes to the company’s profitability and can share in it.

Strategy

Pay according to a formula that is the same for all employees to focus them on a company goal, and set pay-out potential at a level that will affect behavior. Profit sharing is paid in addition to any performance bonus awarded for the year.

For the last 16 years, the formula has been based on company-level annual operating profit margin. The formula was set by the TI board. The committee’s practice has been not to adjust amounts earned under the formula.

Terms

Payable in a single cash payment shortly after the end of the performance year.

As in recent years, the formula for 2020 was:

•  Below 10% company-level annual operating profit as a percentage of revenue (“Margin”): no profit sharing

•  At 10% Margin: profit sharing = 2% of base salary

•  At Margin above 10%: profit sharing increases by 0.5% of base salary for each percentage point of Margin between 10% and 24%, and 1% of base salary for each percentage point of Margin above 24%. The maximum profit sharing is 20% of base salary.

In 2020, TI delivered Margin of 40.8%. As a result, all eligible employees, including executive officers, received profit sharing of 20% of base salary.

Performance Bonus
Purpose	To motivate executives and reward them according to the company’s relative and absolute performance and the executive’s individual performance.

Strategy

Determined primarily on the basis of one-year and three-year company performance on certain measures (revenue growth percent, operating margin and total shareholder return1) as compared with competitors and on our strategic progress in key markets and with customers. These factors have been chosen to reflect our near-term financial performance as well as our progress in building long-term shareholder value.

The committee aims to pay total cash compensation (base salary, profit sharing and bonus) appropriately above median if company performance is above that of competitors, and pay total cash compensation appropriately below the median if company performance is below competitors.

The committee does not rely on formulas or performance targets or thresholds. Instead, it uses its judgment based on its assessment of the factors described above.

Terms	Determined by the committee and paid in a single payment after the performance year.

Long-term compensation, awarded in equity

Stock Options and Restricted Stock Units
Purpose	Alignment with shareholders; long-term focus; balance retention, particularly with respect to restricted stock units, and performance.

Strategy	We grant a combination of nonqualified stock options and restricted stock units, generally targeted at the median level of equity compensation awarded to executives in similar positions within the Comparator Group. The committee does not rely on formulas or performance targets or thresholds.

Terms	The terms and conditions of stock options and restricted stock units are summarized under “Outstanding equity awards at fiscal year-end 2020.” The committee’s grant procedures are described under “Process for equity grants.”

1 Total shareholder return refers to the percentage change in the value of a shareholder’s investment in a company over the relevant time period, as determined by dividends paid and the change in the company’s share price during the period. See notes to the performance summary table under “Analysis of compensation determinations – Bonus.”

2021 PROXY STATEMENT • PAGE 22

Comparator group

The Compensation Committee considers the market level of compensation when setting the salary, bonuses and equity compensation of the executive officers. To estimate the market level of pay, the committee uses information provided by its compensation consultant and TI’s Compensation and Benefits organization about compensation paid to executives in similar positions at a peer group of companies (the “Comparator Group”).

The committee sets the Comparator Group and reviews it annually. In general, the Comparator Group companies (i) are U.S.-based, (ii) engage in the semiconductor business, other electronics or information technology activities or use sophisticated manufacturing processes, (iii) have executive positions comparable in complexity to those of TI and (iv) use forms of executive compensation comparable to TI’s.

Shown in the table below is the Comparator Group used for the compensation decisions for 2020.

3M Company	Honeywell International Inc.
Accenture plc	Intel Corporation
Analog Devices, Inc.	Medtronic Public Limited Company
Applied Materials, Inc.	Motorola Solutions, Inc.
Broadcom Inc.	Nvidia Corporation
Cisco Systems, Inc.	QUALCOMM Incorporated
Corning Incorporated	TE Connectivity Ltd.
DXC Technology Company	Thermo Fisher Scientific Inc.
Emerson Electric Co.	Western Digital Corporation

The committee set the Comparator Group in July 2019 for the base salary and equity compensation decisions it made in 2020. For a discussion of the factors considered by the committee in setting the Comparator Group in July 2019, please see “Comparator group” on pages 22-23 of the company’s 2020 proxy statement.

In July 2020, the committee conducted its regular review of the Comparator Group in terms of industry, revenue and market capitalization. With the advice of its compensation consultant, the committee decided to make no change to the group. Accordingly, the committee used the same Comparator Group for the bonus decisions in January 2021 relating to 2020 performance as it used to set salary and equity compensation in January 2020. The table below compares the Comparator Group to TI in terms of revenue and market capitalization.

Company	Revenue ($ Billion) *	Market Cap ($ Billion) *
Intel Corporation	78.1	204.2
Cisco Systems, Inc.	48.1	189.1
Accenture plc	44.7	172.8
Honeywell International Inc.	33.2	149.2
3M Company	31.7	100.8
Thermo Fisher Scientific Inc.	28.5	184.6
Medtronic Public Limited Company	27.9	157.7
Broadcom Inc.	23.9	178.1
QUALCOMM Incorporated	21.7	172.3
DXC Technology Company	18.9	6.6
Applied Materials, Inc.	17.2	78.8
Emerson Electric Co.	16.8	48.1
Western Digital Corporation	16.6	16.9
Nvidia Corporation	14.8	323.2
TE Connectivity Ltd.	12.2	40.0
Corning Incorporated	10.8	27.5
Motorola Solutions, Inc.	7.5	28.8
Analog Devices, Inc.	5.6	54.6
Median	20.3	125.0
Texas Instruments Incorporated	13.7	150.7

*	Trailing four-quarter revenue and market capitalization is as reported by Thomson Reuters on January 4, 2021.

2021 PROXY STATEMENT • PAGE 23

Analysis of compensation determinations

Total compensation

Before finalizing the compensation of the executive officers, the committee reviewed all elements of compensation. The information included total cash compensation (salary, profit sharing and projected bonus), the grant date fair value of equity compensation, the impact (if any) that proposed compensation would have on other compensation elements, and a summary of benefits that the executives would receive under various termination scenarios. The review enabled the committee to see how various compensation elements relate to one another and what impact its decisions would have on the total earnings opportunity of the executives. In assessing the information, the committee did not target a specific level of total compensation or use a formula to allocate compensation among the various elements. Instead, it used its judgment in assessing whether the total was consistent with the objectives of the program. Based on this review, the committee determined that the level of compensation was appropriate.

Base salary

The committee set the 2020 rate of base salary for the following named executive officers as follows:

Officer	2020 Annual Rate	Change from 2019 Annual Rate
R. K. Templeton	$1,340,000	3.1%
R. R. Lizardi	$700,000	6.1%
H. Ilan	$850,000	18.9% *
K. Flessner	$660,000	10.0%
H. Kozanian	$600,000	14.3%
N. Anderskouv **	$740,000	3.5%

*	2020 annual rate for Mr. Ilan includes salary increase approved in August 2020, when Mr. Ilan assumed new responsibilities.
**	Mr. Anderskouv was no longer an executive officer effective October 15, 2020.

For each of these executive officers other than Mr. Ilan, the committee set the 2020 base-salary rate listed above in January 2020. In keeping with its strategy, the committee targeted the annual base-salary rates to be at the estimated median level of salaries expected to be paid to similarly situated executives (considering job scope and tenure) of companies within the Comparator Group in January 2020.

The salary differences between the named executive officers were driven primarily by the market rate of pay (considering job scope and tenure) for each officer and not the application of a formula designed to maintain a differential between the officers.

Equity compensation

In 2020, the committee awarded equity compensation to each of the named executive officers listed below. The grants are shown in the table under “Grants of plan-based awards in 2020.” The grant date fair value of the awards is reflected in that table and in the “Stock Awards” and “Option Awards” columns of the 2020 summary compensation table. The table below is provided to assist the reader in comparing the grant date fair values and number of shares for each of the years shown in the summary compensation table.

Officer	Year	Grant Date Fair Value *	Stock Options (In Shares)	Restricted Stock Units (In Shares)
R. K. Templeton	2020	$13,000,042	254,216	49,801
	2019	$13,000,057	294,627	62,255
	2018	$12,000,110	258,403	54,472

R. R. Lizardi	2020	$3,300,044	64,532	12,642
	2019	$3,000,064	67,991	14,367
	2018	$2,400,097	51,681	10,895

H. Ilan	2020	$4,500,043	87,998	17,239
	2019	$3,800,062	86,122	18,198
	2018	$3,800,103	81,828	17,250

K. Flessner	2020	$3,600,024	70,399	13,791

H. Kozanian	2020	$3,000,089	58,666	11,493

N. Anderskouv	2020	$3,800,133	74,310	14,558
	2019	$3,800,062	86,122	18,198
	2018	$3,800,103	81,828	17,250

*	See Notes 1 and 2 to the summary compensation table for information on how grant date fair value was calculated.

2021 PROXY STATEMENT • PAGE 24

In January 2020, the committee awarded equity compensation to each of the named executive officers listed above. The committee’s general objective was to award to those officers equity compensation that had a grant date fair value at approximately the median market level of the most recently disclosed equity compensation granted by the Comparator Group.

In assessing the market level, the committee considered information presented by TI’s Compensation and Benefits organization (prepared using data provided by the committee’s compensation consultant) on the estimated value of the awards expected to be granted to similarly situated executives (considering job scope and tenure) of companies within the Comparator Group. The award value was estimated using the same methodology used for financial accounting.

For each officer, the committee set the desired grant value. The committee decided to allocate the value equally between restricted stock units and options for each officer, to give equal emphasis to promoting retention and performance, motivating the executive and aligning interests with those of shareholders.

Before approving the grants, the committee reviewed the amount of unvested equity compensation held by the officers to assess its retention value. In making this assessment, the committee used its judgment and did not apply any formula, threshold or maximum. This review did not result in an increase or decrease of the awards.

The exercise price of the options was the closing price of TI stock on January 24, 2020, the second trading day after the company released its annual and fourth-quarter financial results for 2019. All grants were made under the Texas Instruments 2009 Long-Term Incentive Plan, which shareholders approved in April 2009 and amended in 2016.

All grants have the terms described under “Outstanding equity awards at fiscal year-end 2020.” The differences in the equity awards between the named executive officers were primarily the result of differences in the applicable estimated market level of equity compensation for their positions, and not the application of any formula designed to maintain differentials between the officers.

Bonus

In January 2021, the committee set the 2020 bonus compensation for executive officers based on its assessment of 2020 performance. In setting the bonuses, the committee used the following performance measures to assess the company:

•	The relative one-year and three-year performance of TI as compared with competitor companies, as measured by

○	revenue growth,

○	operating profit as a percentage of revenue,

○	total shareholder return, and

•	The absolute one-year and three-year performance of TI on the above measures.

In addition, the committee considered strategic progress by reviewing company and strategic positioning, operating performance, and revenue growth, including TI competitiveness in key markets with core products and technologies and the strength of relationships with customers.

In the comparison of relative performance, the committee used the following companies (the “competitor companies”):

Advanced Micro Devices, Inc.	NVIDIA Corporation
Analog Devices, Inc.	NXP Semiconductors N.V.
Broadcom Inc.	ON Semiconductor Corporation
Infineon Technologies AG	QUALCOMM Incorporated
Intel Corporation	Skyworks Solutions, Inc.
Marvell Technology Group Ltd.	STMicroelectronics N.V.
Maxim Integrated Products, Inc.	Xilinx, Inc.
Microchip Technology Incorporated

To the extent the companies had not released financial results for the year or the most recent quarter, the committee based its evaluation on estimates and projections of the companies’ financial results for 2020.

This list includes both broad-based and niche suppliers that operate in our key markets or offer technology that competes with our products. The committee considers annually whether the list is still appropriate in terms of revenue, market capitalization and changes in business activities of the companies. The committee made no changes to the list of competitor companies in 2020.

2021 PROXY STATEMENT • PAGE 25

Assessment of 2020 performance

The committee spent extensive time in December and January assessing TI’s results and strategic progress for 2020. In setting bonuses, the committee considered quantitative and qualitative measures on both an absolute and relative basis, and the company’s strategic focus on long-term growth of free cash flow per share, and made certain that resulting decisions were founded on both solid data and sound judgment. On an absolute basis, revenue and operating profit margin were both positive, with operating profit being better than median relative to competitors while revenue remained below median. TSR was also positive on an absolute basis and below median relative to competitors. Free cash flow for the year was $5.5 billion and 38% of revenue. In aggregate, the committee determined that the company continued to strengthen its strategic position and operating performance, while also growing 2020 Analog revenue. Therefore, the committee targeted a bonus increase of 5 percent for 2020, except for two named executive officers who were newer to their roles and received higher bonus increases in an effort to more closely align their total cash with the competitive market for their roles and the company’s performance. Details on the committee’s assessment are below.

Strategic progress

•

Our primary objective is the long-term growth of free cash flow per share. To achieve this objective, the company’s strategy is comprised of having a great business model, a disciplined approach to capital allocation and a focus on efficiency.

•

The company’s business model is designed around four sustainable competitive advantages that in combination put us in a unique class of companies. These advantages include (i) a strong foundation of manufacturing and technology, (ii) a broad portfolio of analog and embedded processing products, (iii) the reach of our market channels and (iv) diversity and longevity of our products, markets and customer positions. In 2020, the company continued to strengthen and leverage these advantages.

•

The company’s strategic focus is on analog and embedded processing products sold into six end markets: industrial, automotive, personal electronics, communications equipment, enterprise systems and other. While all end markets represent good opportunities, the company places additional strategic emphasis on designing and selling those products into the industrial and automotive markets, which we believe represent the best growth opportunities. In 2020, the company continued the disciplined allocation of R&D spending to strengthen its product portfolio, building on the existing foundation for near- and long-term results.

○

TI’s broad analog and embedded processing product portfolio includes tens of thousands of products, with more products added each year, offering strong differentiation and longevity. In 2020, greater than 90 percent of TI’s revenue came from Analog and Embedded Processing semiconductors.

○

We believe the industrial and automotive markets represent the best growth opportunity for the industry for the foreseeable future because of the increasing semiconductor content in these markets. In 2020, approximately 57 percent of TI’s revenue came from industrial and automotive markets.

•	TI’s revenue continues to come from a diverse base of thousands of applications. This is an intentional strategy that prevents dependence on a single market, customer or product.

•

In 2020, the company made progress in building closer, direct relationships with its customers to further strengthen and extend its reach of market channels. To enable this transition, the company has made multi-year investments in its sales and applications team, TI.com, business processes, logistics and distribution channel changes. In 2020, the company accelerated these efforts, with the percent of direct business growing from 37% in 2019 to 48% in 2020, including ending the year with 63% of revenue direct in December 2020. TI’s reach of market channels provides access to more customers and more of their design projects, leading to the opportunity to sell more TI products into each design, and also provides better insight and knowledge of customers’ needs and design trends.

•

TI’s in-house capability to manufacture high volumes of Analog semiconductors on 300-millimeter wafers remains a competitive advantage due to the inherent cost advantage associated with 300-millimeter technology versus prior generation. This cost advantage is the result of more chips being produced per wafer, thereby improving margins and cash generation. In 2020, the company began construction of its third 300-millimeter wafer fabrication facility, located in Richardson, Texas.

•	In total, the committee determined that TI’s strategic position was strengthened by management’s decisions and actions in 2020.

2021 PROXY STATEMENT • PAGE 26

Revenue and margin

•	Annual performance

○

TI’s revenue was higher in 2020 than in the prior year, increasing by 0.5 percent, and was below the median growth rate of competitor companies. It is important to note that the median growth rate of competitor companies includes the benefit of acquisitions, whereas TI’s growth rate is entirely organic.

○	Revenues for the company’s core businesses of Analog and Embedded Processing increased 6.5 percent and declined 12.7 percent, respectively.

○	Operating profit margin was 40.8 percent, which was above both the prior year’s margin and the median comparison with competitors.

•	Three-year performance

○

Compound annual revenue growth for 2018-2020 was -1.1 percent, which was below the median competitor comparison. It is important to note that the median growth rate of competitor companies includes the benefit of acquisitions, whereas TI’s growth rate is entirely organic.

○	Average operating profit for 2018-2020 was 41.1 percent, which was above the median competitor comparison.

Total shareholder return (TSR)

•	TSR was 31.7 percent, below the median TSR as compared with competitor companies.

•

The company again generated strong cash, with free cash flow at 38 percent of revenue.[2] Approximately 109 percent of free cash flow was returned to shareholders in 2020 through share repurchases and dividends. Share repurchases of $2.6 billion reduced outstanding shares by 1.4 percent (net of stock issuances during the year). The quarterly dividend rate increased 13.3 percent (the 19th increase in the last 17 years). Share repurchases and dividend increases are important elements of TI’s capital management strategy.

•	The balance sheet remained robust, ending the year with cash and short-term investments of $6.6 billion.

•	The three-year compound annual growth rate for TSR was 19.5 percent, slightly below the median competitor comparison.

Performance summary

	1-Year	3-Year
Revenue growth: total TI	0.5%	-1.1% CAGR
Operating margin	40.8%	41.1% average
Free cash flow as % of revenue	38.0%	38.9% average
% of free cash flow returned to shareholders	108.9%	113.0% average
Increase in quarterly dividend rate	13.3%	64.5%
Total shareholder return (TSR)	31.7%	19.5%

CAGR (compound annual growth rate) is calculated using the formula (Ending Value/Beginning Value)1/number of years minus 1.

One-year and three-year TSR percentages are obtained from a report generated using a subscription service to Equilar, an executive compensation and corporate governance data firm.

Before setting the bonuses for the named executive officers, the committee considered the officers’ individual performance. The performance of Mr. Templeton was judged according to the performance of the company. For the other officers, the committee considered the factors described below in assessing individual performance. In making this assessment, the committee did not apply any formula or performance targets.

Mr. Lizardi is the chief financial officer. The committee noted the financial management of the company.

Mr. Ilan was responsible for our signal chain product line within our analog business until August 2020, when he assumed responsibility for all business and sales operations, information technology, and global technology and manufacturing operations. The committee noted the financial performance and strategic position of the product lines and activities for which he was responsible.

2 Free cash flow was calculated by subtracting Capital expenditures from the GAAP-based Cash flows from operating activities. For a reconciliation to GAAP, see Appendix A to this proxy statement.

2021 PROXY STATEMENT • PAGE 27

Mr. Flessner is responsible for our semiconductor manufacturing operations. The committee noted the performance of those operations, including their cost-competitiveness and inventory management.

Mr. Kozanian was responsible for our high volume analog and logic product line within our analog business until August 2020, when he assumed responsibility for our analog signal chain product line within our analog business. The committee noted the financial performance and strategic position of these product lines.

Mr. Anderskouv was responsible for our power product line within our analog business prior to announcing his retirement plans. The committee noted the financial performance and strategic position of this product line.

The bonuses awarded for 2020 performance are shown in the table below. The differences in the amounts awarded to the named executive officers were primarily the result of differences in the officers’ level of responsibility and related performance and the applicable market level of total cash compensation expected to be paid to similarly situated officers at companies within the Comparator Group.

Results of the compensation decisions

Results of the compensation decisions made by the committee relating to the named executive officers are summarized in the following table. This table is provided as a supplement to the summary compensation table for investors who may find it useful to see the data presented in this form. Although the committee does not target a specific level of total compensation, it considers information similar to that in the table to ensure that the sum of these elements is, in its judgment, in a reasonable range.

Officer	Year	Salary (Annual Rate)	Profit Sharing	Bonus	Equity Compensation (Grant Date Fair Value)	Total
R. K. Templeton	2020	$1,340,000	$267,333	$3,745,000	$13,000,042	$18,352,375
	2019	$1,300,000	$259,167	$3,550,000	$13,000,057	$18,109,224
	2018	$1,250,000	$226,250	$3,800,000	$12,000,110	$17,276,360

R. R. Lizardi	2020	$700,000	$139,333	$1,000,000	$3,300,044	$5,139,377
	2019	$660,000	$131,000	$950,000	$3,000,065	$4,741,065
	2018	$600,000	$118,333	$1,000,000	$2,400,097	$4,118,430

H. Ilan	2020	$850,000	$155,833	$1,700,000	$4,500,043	$7,205,876
	2019	$715,000	$142,333	$1,140,000	$3,800,062	$5,797,395
	2018	$675,000	$133,750	$1,200,000	$3,800,103	$5,808,853

K. Flessner	2020	$660,000	$131,000	$1,200,000	$3,600,024	$5,591,024

H. Kozanian	2020	$600,000	$118,750	$1,200,000	$3,000,089	$4,918,839

N. Anderskouv	2020	$740,000	$147,583	$1,200,000	$3,800,133	$5,887,716
	2019	$715,000	$142,333	$1,140,000	$3,800,062	$5,797,395
	2018	$675,000	$133,750	$1,200,000	$3,800,103	$5,808,853

This table shows the annual rate of base salary for each named executive officer. In the summary compensation table, the “Salary” column shows the actual salary paid in the year. This table has separate columns for profit sharing and bonus. In the summary compensation table, profit sharing and bonus are aggregated in the column for “Non-Equity Incentive Plan Compensation,” in accordance with SEC requirements. Please see Notes 1 and 2 to the summary compensation table for information about how grant date fair value was calculated.

The “Total” for Mr. Lizardi for 2020 was higher than 2019 primarily due to higher equity awards in 2020, reflecting an effort to align with the projected market range for similarly situated executives in our comparator group. The “Total” for Mr. Ilan was higher primarily due to higher equity awards and bonus in 2020. Mr. Ilan assumed chief operating officer responsibilities in August 2020.

2021 PROXY STATEMENT • PAGE 28

The compensation decisions shown above resulted in the following 2020 compensation mix for the named executive officers:

CEO	Other NEOs *

* Average data for the named executive officers other than Mr. Templeton

Equity dilution

The Compensation Committee’s goal is to keep net annual dilution from equity compensation under 2 percent. “Net annual dilution” means the number of shares under equity awards granted by the committee each year to all employees (net of award forfeitures) as a percentage of the shares of the company’s outstanding common stock. Equity awards granted in 2020 resulted in 0.5 percent net annual dilution.

Process for equity grants

The Compensation Committee makes grant decisions for equity compensation at its January meeting each year. The dates on which these meetings occur are generally set three years in advance. The January meetings of the board and the committee generally occur in the week or two before we announce our financial results for the previous quarter and year.

On occasion, the committee may grant stock options or restricted stock units to executives at times other than January. For example, it has done so in connection with job promotions and for purposes of retention.

We do not back-date stock options or restricted stock units. We do not accelerate or delay the release of information due to plans for making equity grants.

If the committee meeting falls in the same month as the release of the company’s financial results, the committee’s practice is to make grants effective (i) on the second trading day after the results have been released or (ii) on the meeting day if later. In other months, its practice is to make them effective on the day of committee action. The exercise price of stock options is the closing price of TI stock on the effective date of the grant.

Recoupment policy

The committee has a policy concerning recoupment (“clawback”) of executive bonuses and equity compensation. Under the policy, in the event of a material restatement of TI’s financial results due to misconduct, the committee will review the facts and circumstances and take the actions it considers appropriate with respect to the compensation of any executive officer or senior vice president whose fraud or willful misconduct contributed to the need for such restatement. Such action may include (a) seeking reimbursement of any bonus paid to such officer exceeding the amount that, in the judgment of the committee, would have been paid had the financial results been properly reported and (b) seeking to recover profits received by such officer during the 12 months after the restated period under equity compensation awards. All determinations by the committee with respect to this policy are final and binding on all interested parties.

2021 PROXY STATEMENT • PAGE 29

Most recent stockholder advisory vote on executive compensation

In April 2020, our shareholders cast an advisory vote on the company’s executive compensation decisions and policies as disclosed in the proxy statement issued by the company in March 2020. Approximately 91 percent of the shares voted on the matter were cast in support of the compensation decisions and policies as disclosed. The committee considered this result and determined that it was not necessary at this time to make any material changes to the company’s compensation policies and practices in response to the advisory vote.

Benefits

Retirement plans

The executive officers participate in our retirement plans under the same rules that apply to other U.S. employees. We maintain these plans to have a competitive benefits program and for retention.

We have a U.S. qualified defined benefit pension plan that was closed to new participants in 1997. Then-current participants were given the choice to continue participating in the plan, or to have their plan benefits frozen (i.e., no benefit increase attributable to years of service or change in eligible earnings) and begin participating in an enhanced defined contribution plan. Messrs. Templeton and Flessner chose to have their benefits frozen. The other named executive officers joined the company after 1997 and are not eligible to participate in the defined benefit plan.

The Internal Revenue Code (IRC) imposes certain limits on the retirement benefits that may be provided under a qualified plan. To maintain the desired level of benefits, we have non-qualified defined benefit pension plans for participants in the qualified pension plan. Under the non-qualified plans, participants receive benefits that would ordinarily be paid under the qualified pension plan but for the limitations under the IRC. For additional information about the defined benefit plans, please see “2020 pension benefits.”

In general, if an employee who participates in the pension plan (including an employee whose benefits are frozen as described above) dies after having met the requirements for normal or early retirement, his or her beneficiary will receive a benefit equal to the lump-sum amount that the participant would have received if he or she had retired before death. Having already reached the age of 55 and at least 20 years of employment, Mr. Templeton is eligible for early retirement under the pension plans.

All employees who are not accruing benefits in the qualified pension plan are eligible to participate in a defined contribution plan that provides employer matching contributions. All named executive officers participate or participated until their retirement. This plan provides for (i) a fixed employer contribution plus an employer matching contribution for employees hired on or before December 31, 2003 or (ii) an employer matching contribution for employees hired after December 31, 2003.

The committee considers the potential effect on the executives’ retirement benefits when it sets salary and performance bonus levels.

Deferred compensation

Any U.S. employee whose base salary and management responsibility exceed a certain level may defer the receipt of a portion of his or her salary, bonus and profit sharing. Rules of the U.S. Department of Labor require that this plan be limited to a select group of management or highly compensated employees. The plan allows employees to defer the receipt of their compensation in a tax-efficient manner. Eligible employees include, but are not limited to, the executive officers. We have the plan to be competitive with the benefits packages offered by other companies.

The executive officers’ deferred compensation account balances are unsecured and all amounts remain part of the company’s operating assets. The value of the deferred amounts tracks the performance of investment alternatives selected by the participant. These alternatives are identical to those offered to participants in the defined contribution plans described above. The company does not guarantee any minimum return on the amounts deferred. In accordance with SEC rules, no earnings on deferred compensation are shown in the summary compensation table for 2020 because no “above market” rates were earned on deferred amounts in that year.

Employee stock purchase plan

We have an employee stock purchase plan. Under the plan, which our shareholders approved, all employees in the U.S. and certain other countries may purchase a limited number of shares of the company’s common stock at a 15 percent discount. The plan is designed to offer the broad-based employee population an opportunity to acquire an equity interest in the company and thereby align their interests with those of shareholders. Consistent with our general approach to benefit programs, executive officers are also eligible to participate.

2021 PROXY STATEMENT • PAGE 30

Health-related benefits

Executive officers are eligible under the same plans as all other U.S. employees for medical, dental, vision, disability and life insurance. These benefits are intended to be competitive with benefits offered in the semiconductor industry.

Other benefits

Executive officers receive only a few benefits that are not available to all other U.S. employees. They are eligible for a company-paid physical and financial counseling. In addition, the board of directors has determined that for security reasons, it is in the company’s interest to allow Mr. Templeton, at his option, to use company aircraft for personal air travel. Please see Footnote 5 of the summary compensation table for 2020 and “Potential payments upon termination or change in control – Termination – Perquisites” for further details. The company provides no tax gross-ups for perquisites to any of the executive officers.

Compensation following employment termination or change in control

None of the executive officers has an employment contract. Executive officers are eligible for benefits on the same terms as other U.S. employees upon termination of employment or a change in control of the company. The current programs are described under “Potential payments upon termination or change in control.” None of the few additional benefits that the executive officers receive continue after termination of employment, except that financial counseling is provided for a transition period following retirement. The committee reviews the potential impact of these programs before finalizing the annual compensation for the named executive officers. The committee did not raise or lower compensation for 2020 based on this review.

The Texas Instruments 2009 Long-Term Incentive Plan generally establishes double-trigger change-in-control terms for grants made in 2010 and later years. Under those terms, options become fully exercisable and shares are issued under restricted stock unit awards (to the extent permitted by Section 409A of the IRC) if the grantee is involuntarily terminated within 24 months after a change in control of TI. These terms are intended to encourage employees to remain with the company through a transaction while reducing employee uncertainty and distraction in the period leading up to any such event.

Stock ownership guidelines and policy against hedging

Our board of directors has established stock ownership guidelines for executive officers. The guideline for the CEO is six times base salary and the guideline for other executive officers is three times base salary. Executive officers have five years from their election as executive officers to reach these targets. Directly owned shares and restricted stock units count toward satisfying the guidelines.

Short sales of TI stock by our executive officers are prohibited. It is against TI policy for any employee, including an executive officer, to engage in trading in “puts” (options to sell at a fixed price), “calls” (similar options to buy), or other options or hedging techniques on TI stock.

Consideration of tax and accounting treatment of compensation

Current tax law limits the tax deductibility of annual compensation paid to any publicly held corporation’s “covered employees,” which includes all of our named executive officers. The Compensation Committee considers the impact of this deductibility limit as one factor in its determination of compensation.

When setting equity compensation, the committee considers the cost for financial reporting purposes of equity compensation it intends to grant. Its consideration of the cost of grants made in 2020 is discussed under “Analysis of compensation determinations – Equity compensation.”

Compensation Committee report

The Compensation Committee of the board of directors has furnished the following report:

The committee has reviewed and discussed the Compensation Discussion and Analysis (CD&A) with the company’s management. Based on that review and discussion, the committee has recommended to the board of directors that the CD&A be included in the company’s annual report on Form 10-K for 2020 and the company’s proxy statement for the 2021 annual meeting of stockholders.

Pamela H. Patsley, Chair	Carrie S. Cox	Martin S. Craighead

2021 PROXY STATEMENT • PAGE 31

2020 summary compensation table

The table below shows the compensation of the CEO, the CFO and each of the other four most highly compensated individuals who were executive officers during 2020 (collectively called the “named executive officers” (NEOs)) for services in all capacities to the company in 2020.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Richard K. Templeton	2020	$1,336,667	$6,500,027	$6,500,015	$4,012,333	$199,431	$508,179	$19,056,652
Chairman, President &	2019	$1,295,833	$6,500,045	$6,500,012	$3,809,167	$202,588	$326,162	$18,633,807
Chief Executive Officer	2018	$1,131,252	$6,000,091	$6,000,019	$4,026,250	—	$418,612	$17,576,224

Rafael R. Lizardi	2020	$696,667	$1,650,034	$1,650,010	$1,139,333	—	$116,989	$5,253,033
Senior Vice President &	2019	$655,000	$1,500,058	$1,500,006	$1,081,000	—	$125,671	$4,861,735
Chief Financial Officer	2018	$591,667	$1,200,084	$1,200,013	$1,118,333	—	$ 77,072	$4,187,169

Haviv Ilan	2020	$779,167	$2,250,034	$2,250,009	$1,855,833	—	$ 87,458	$7,222,501
Executive Vice President &	2019	$711,667	$1,900,053	$1,900,009	$1,282,333	—	$ 68,153	$5,862,215
Chief Operating Officer	2018	$668,750	$1,900,088	$1,900,015	$1,333,750	—	$ 51,813	$5,854,416

Kyle M. Flessner	2020	$655,000	$1,800,001	$1,800,023	$1,331,000	$ 4,324	$107,992	$5,698,340
Senior Vice President

Hagop H. Kozanian	2020	$593,750	$1,500,066	$1,500,023	$1,318,750	—	$ 47,905	$4,960,494
Senior Vice President

Niels Anderskouv	2020	$737,917	$1,900,110	$1,900,023	$1,347,583	—	$119,075	$6,004,708
Senior Vice President	2019	$711,667	$1,900,053	$1,900,009	$1,282,333	—	$103,898	$5,897,960
	2018	$668,750	$1,900,088	$1,900,015	$1,333,750	—	$ 89,458	$5,892,061

(1)

Shown is the aggregate grant date fair value of restricted stock unit (RSU) awards calculated in accordance with ASC 718. The discussion of the assumptions used for purposes of the valuation of the awards granted in 2020 appears in Note 3 to the 2020 financial statements. For a description of the grant terms, see the discussion following the outstanding equity awards at fiscal year-end 2020 table. The discussion of the assumptions used for purposes of the valuation of the awards granted in 2019 and 2018 appears in Note 3 to the financial statements in TI’s annual report on Form 10-K for the year ended December 31, 2019 (2019 financial statements), and the financial statements in TI’s annual report on Form 10-K for the year ended December 31, 2018 (2018 financial statements).

(2)

Shown is the aggregate grant date fair value of options calculated in accordance with ASC 718. The discussion of the assumptions used for purposes of the valuation of options granted in 2020 appears in Note 3 to the 2020 financial statements. For a description of the grant terms, see the discussion following the outstanding equity awards at fiscal year-end 2020 table. The discussion of the assumptions used for purposes of the valuation of the awards granted in 2019 and 2018 appears in Note 3 to the 2019 and 2018 financial statements.

(3)

Consists of performance bonuses and profit sharing for 2020. See “Analysis of compensation determinations – Results of the compensation decisions” for the amounts of bonus and profit sharing paid to each of the named executive officers for 2020.

(4)

The company does not pay above-market earnings on deferred compensation. Therefore, no amounts are reported in this column for deferred compensation. The amounts in this column represent the change in the actuarial value of the named executive officers’ benefits under the qualified defined benefit pension plan (TI Employees Pension Plan) and the non-qualified defined benefit pension plans (TI Employees Non-Qualified Pension Plan and TI Employees Non-Qualified Pension Plan II) from December 31, 2019, through December 31, 2020. This “change in the actuarial value” is the difference between the 2019 and 2020 present value of the pension benefit accumulated as of year-end by the named executive officer, assuming that benefit is not paid until age 65. Mr. Templeton’s and Mr. Flessner’s benefits under the company’s pension plans were frozen as of December 31, 1997. Messrs. Lizardi, Ilan, Kozanian and Anderskouv do not participate in any of the company’s defined benefit pension plans.

2021 PROXY STATEMENT • PAGE 32

(5)

Consists of (i) the amounts in the table below, which result from programs available to all eligible U.S. employees, and (ii) perquisites and personal benefits that meet the disclosure thresholds established by the SEC and are detailed in the paragraph below.

Name	401(k) Contribution	Defined Contribution Retirement Plan (a)	Unused Vacation Time(b)
R. K. Templeton	$11,400	$290,016	—
R. R. Lizardi	$11,400	$ 91,537	—
H. Ilan	$11,400	$ 65,333	—
K. M. Flessner	$11,400	$ 82,400	$ 14,192
H. H. Kozanian	$11,400	$ 25,620	—
N. Anderskouv	$11,400	$ 95,249	$ 12,427

(a)

Consists of (i) contributions under the company’s enhanced defined contribution retirement plan of $5,700 for Messrs. Templeton, Lizardi, Flessner and Anderskouv and (ii) an additional amount of $284,316 for Mr. Templeton, $85,837 for Mr. Lizardi, $65,333 for Mr. Ilan, $76,700 for Mr. Flessner, $25,620 for Mr. Kozanian and $89,549 for Mr. Anderskouv, applied by TI to offset IRC limitations on amounts that could be contributed to the enhanced defined contribution retirement plan, which amount is also shown in the 2020 non-qualified deferred compensation table.

(b)	For Messrs. Flessner and Anderskouv, represents payment for unused vacation time that could not be carried forward.

The perquisites and personal benefits are: $206,763 for Mr. Templeton consisting of financial counseling, an executive physical and personal use of company aircraft ($190,898), $14,052 for Mr. Lizardi and $10,725 for Mr. Ilan, consisting of financial counseling and an executive physical, and $10,885 for Mr. Kozanian, consisting of financial counseling. Financial counseling and an executive physical were made available to the other named executive officers, but the amounts attributable to those officers were below the disclosure thresholds.

Grants of plan-based awards in 2020

The following table shows the grants of plan-based awards to the named executive officers in 2020.

Name	Grant Date	Date of Committee Action	All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards (5)
R. K. Templeton	1/24/2020 (1)	1/16/2020		254,216	$130.52	$6,500,015
	1/24/2020 (1)	1/16/2020	49,801			$6,500,027

R. R. Lizardi	1/24/2020 (1)	1/16/2020		64,532	$130.52	$1,650,010
	1/24/2020 (1)	1/16/2020	12,642			$1,650,034

H. Ilan	1/24/2020 (1)	1/16/2020		87,998	$130.52	$2,250,009
	1/24/2020 (1)	1/16/2020	17,239			$2,250,034

K. M. Flessner	1/24/2020 (1)	1/16/2020		70,399	$130.52	$1,800,023
	1/24/2020 (1)	1/16/2020	13,791			$1,800,001

H. H. Kozanian	1/24/2020 (1)	1/16/2020		58,666	$130.52	$1,500,023
	1/24/2020 (1)	1/16/2020	11,493			$1,500,066

N. Anderskouv	1/24/2020 (1)	1/16/2020		74,310	$130.52	$1,900,023
	1/24/2020 (1)	1/16/2020	14,558			$1,900,110

(1)

In accordance with the grant policy of the Compensation Committee of the board (described under “Process for equity grants”), the grants became effective on the second trading day after the company released its financial results for the fourth-quarter and year 2019. The company released these results on January 22, 2020.

(2)

The stock awards granted to the named executive officers in 2020 were RSU awards. These awards were made under the company’s 2009 Long-Term Incentive Plan. For information on the terms and conditions of these RSU awards, see the discussion following the outstanding equity awards at fiscal year-end 2020 table.

(3)

The options were granted under the company’s 2009 Long-Term Incentive Plan. For information on the terms and conditions of these options, see the discussion following the outstanding equity awards at fiscal year-end 2020 table.

2021 PROXY STATEMENT • PAGE 33

(4)	The exercise price of the options is the closing price of TI common stock on January 24, 2020.

(5)

Shown is the aggregate grant date fair value computed in accordance with ASC 718 for stock and option awards in 2020. The discussion of the assumptions used for purposes of the valuation appears in Note 3 to the 2020 financial statements.

None of the options or other equity awards granted to the named executive officers was repriced or modified by the company.

For additional information regarding TI’s equity compensation grant practices, see the Compensation Discussion and Analysis.

Outstanding equity awards at fiscal year-end 2020

The following table shows the outstanding equity awards for each of the named executive officers as of December 31, 2020.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
R. K. Templeton	—	254,216 (2)	$130.52	1/24/2030	49,801 (6)	$8,173,838
	73,656	220,971 (3)	$104.41	1/25/2029	62,255 (7)	$10,217,913
	129,201	129,202 (4)	$110.15	1/25/2028	54,472 (8)	$8,940,489
	250,211	83,404 (5)	$79.26	1/26/2027	69,392 (9)	$11,389,309
	489,557	—	$52.93	1/29/2026	—	—
	516,440	—	$53.94	1/28/2025	—	—
	602,692	—	$44.09	1/23/2024	—	—

R. R. Lizardi	—	64,532 (2)	$130.52	1/24/2030	12,642 (6)	$2,074,931
	16,997	50,994 (3)	$104.41	1/25/2029	14,367 (7)	$2,358,056
	25,840	25,841 (4)	$110.15	1/25/2028	10,895 (8)	$1,788,196
	—	15,165 (5)	$79.26	1/26/2027	12,617 (9)	$2,070,828
	—	—	—	—	12,617 (9)	$2,070,828

H. Ilan	—	87,998 (2)	$130.52	1/24/2030	17,239 (6)	$2,829,437
	21,530	64,592 (3)	$104.41	1/25/2029	18,198 (7)	$2,986,838
	40,914	40,914 (4)	$110.15	1/25/2028	17,250 (8)	$2,831,243
	79,613	26,538 (5)	$79.26	1/26/2027	22,080 (9)	$3,623,990

K. M. Flessner	—	70,399 (2)	$130.52	1/24/2030	13,791 (6)	$2,263,517
	16,997	50,994 (3)	$104.41	1/25/2029	14,367 (7)	$2,358,056
	21,534	21,534 (4)	$110.15	1/25/2028	9,079 (8)	$1,490,136
	22,746	7,583 (5)	$79.26	1/26/2027	6,309 (9)	$1,035,496

H. H. Kozanian	—	58,666 (2)	$130.52	1/24/2030	11,493 (6)	$1,886,346
	—	33,996 (3)	$104.41	1/25/2029	9,578 (7)	$1,572,037
	—	10,767 (4)	$110.15	1/25/2028	4,540 (8)	$745,150
	—	3,792 (5)	$79.26	1/26/2027	3,155 (9)	$517,830
	—	—	—	—	9,736 (10)	$1,597,970

N. Anderskouv	—	74,310 (2)	$130.52	1/24/2030	14,558 (6)	$2,389,405
	—	64,592 (3)	$104.41	1/25/2029	18,198 (7)	$2,986,838
	—	40,914 (4)	$110.15	1/25/2028	17,250 (8)	$2,831,243
	—	26,538 (5)	$79.26	1/26/2027	22,080 (9)	$3,623,990

(1)	Calculated by multiplying the number of RSUs by the closing price of TI common stock on December 31, 2020 ($164.13).

(2)	One-quarter of the shares became exercisable on January 24, 2021, and one-third of the remaining shares become exercisable on each of January 24, 2022, January 24, 2023, and January 24, 2024.

(3)	One-third of the shares became exercisable on January 25, 2021, and one-half of the remaining shares become exercisable on each of January 25, 2022, and January 25, 2023.

(4)	One-half of the shares became exercisable on January 25, 2021, and the remaining one-half become exercisable on January 25, 2022.

2021 PROXY STATEMENT • PAGE 34

(5)	Became fully exercisable on January 26, 2021.

(6)	Vesting date is January 31, 2024.

(7)	Vesting date is January 31, 2023.

(8)	Vesting date is January 31, 2022.

(9)	Vested on February 1, 2021.

(10)	Vesting date is May 9, 2022.

Option awards

The “Option Awards” shown in the table above are non-qualified stock options, each of which represents the right to purchase shares of TI common stock at the stated exercise price. The exercise price is the closing price of TI common stock on the grant date. The term of each option is 10 years unless the option is terminated earlier pursuant to provisions summarized in the chart below and in the paragraph following the chart. Options become exercisable in increments of 25% per year beginning on the first anniversary of the date of the grant. The chart below shows the termination provisions relating to stock options outstanding as of December 31, 2020. The Compensation Committee of the board of directors established these termination provisions to promote employee retention while offering competitive terms.

	Employment Termination due to Death or Permanent Disability or at Least 6 Months after Grant When Retirement Eligible *	Employment Termination (at Least 6 Months after Grant) with 20 Years of Credited Service, but Not Retirement Eligible **	Employment Termination for Cause	Other Circumstances of Employment Termination
Unexercisable portion of option	Continues	Stops	Stops	Stops

Exercisable portion of option	Remains exercisable to end of term	Remains exercisable to end of term	Terminates	Remains exercisable for 30 days

*

Retirement eligibility is defined for purposes of equity awards made after 2012 as at least age 55 with 10 or more years of TI service or at least age 65. For awards made before 2013, the definition of normal or early retirement eligibility in the relevant pension plan applies (see “2020 pension benefits”).

**	This provision is not applicable to grants made after 2012.

Options may be cancelled if, during the two years after employment termination, the grantee competes with TI or solicits TI employees to work for another company, or if the grantee discloses TI trade secrets. In addition, for options received while the grantee was an executive officer, the company may reclaim (or “claw back”) profits earned under grants if the officer engages in such conduct. These provisions are intended to strengthen retention and provide a reasonable remedy to TI in case of competition, solicitation of our employees or disclosure of our confidential information.

Options become fully vested if the grantee is involuntarily terminated from employment with TI (other than for cause) within 24 months after a change in control of TI. “Change in control” is defined as provided in the Texas Instruments 2009 Long-Term Incentive Plan and occurs upon (i) acquisition of more than 50% of the voting stock or at least 80% of the assets of TI or (ii) change of a majority of the board of directors in a 12-month period unless a majority of the directors then in office endorsed the appointment or election of the new directors (“Plan definition”). These terms are intended to reduce employee uncertainty and distraction in the period leading up to a change in control, if such an event were to occur.

Stock awards

The “Stock Awards” column in the table of outstanding equity awards at fiscal year-end 2020 are RSU awards. Each RSU represents the right to receive one share of TI common stock on a stated date (the “vesting date”) unless the award is terminated earlier under terms summarized below. In general, the vesting date is approximately four years after the grant date. Each RSU includes the right to receive dividend equivalents, which are paid annually in cash at a rate equal to the amount paid to stockholders in dividends.

The table below shows the termination provisions of RSUs outstanding as of December 31, 2020.

Employment Termination Due to Death or Permanent Disability or at Least Six Months after Grant When Retirement Eligible	Employment Termination For Cause	Other Circumstances of Employment Termination
Vesting continues; shares are paid at the scheduled vesting date	Grant cancels; no shares are issued	Grant cancels; no shares are issued

2021 PROXY STATEMENT • PAGE 35

These termination provisions are intended to promote retention. All RSU awards contain cancellation and clawback provisions like those described above for stock options. The terms provide that, to the extent permitted by Section 409A of the IRC, the award vests upon involuntary termination of TI employment within 24 months after a change in control. Change in control is the Plan definition. These cancellation, clawback and change-in-control terms are intended to conform RSU terms with those of stock options (to the extent permitted by the IRC) and to achieve the objectives described above in the discussion of stock options.

In addition to the “Stock Awards” shown in the outstanding equity awards at fiscal year-end 2020 table, Mr. Templeton holds an award of RSUs that was granted in 1995. The award, for 120,000 shares of TI common stock, vested in 2000. Under the award terms, the shares will be issued to Mr. Templeton in March of the year after his termination of employment for any reason. These terms were designed to provide a tax benefit to the company by postponing the related compensation expense until it was likely to be fully deductible. In accordance with SEC requirements, this award is reflected in the 2020 non-qualified deferred compensation table.

2020 option exercises and stock vested

The following table lists the number of shares acquired and the value realized as a result of option exercises by the named executive officers in 2020 and the value of any RSUs that vested in 2020. For option exercises, the value realized is calculated by multiplying the number of shares acquired by the difference between the exercise price and the market price of TI common stock on the exercise date. For RSUs, the value realized is calculated by multiplying the number of RSUs that vested by the market price of TI common stock on the vesting date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
R. K. Templeton	525,000	$ 50,940,600	92,576	$ 11,518,306
R. R. Lizardi	22,658	$ 1,354,271	5,668	$ 705,213
H. Ilan	31,222	$ 2,307,337	23,617	$ 2,938,427
K. M. Flessner	102,653	$ 9,361,105	9,447	$ 1,175,396
H. H. Kozanian	25,503	$ 746,259	9,447	$ 1,175,396
N. Anderskouv	120,204	$ 7,180,966	23,617	$ 2,938,427

2020 pension benefits

The following table shows the present value as of December 31, 2020, of the benefit of the named executive officers under our qualified defined benefit pension plan (TI Employees Pension Plan) and non-qualified defined benefit pension plans (TI Employees Non-Qualified Pension Plan (which governs amounts earned before 2005) and TI Employees Non-Qualified Pension Plan II (which governs amounts earned after 2004)). In accordance with SEC requirements, the amounts shown in the table do not reflect any named executive officer’s retirement eligibility or any increase in benefits that may result from the named executive officer’s continued employment after December 31, 2020.

Name (1)	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
R. K. Templeton (2)	TI Employees Pension Plan	16 (3)	$1,020,767 (5)	—
	TI Employees Non-Qualified Pension Plan	16 (3)	$467,976 (5)	—
	TI Employees Non-Qualified Pension Plan II	16 (4)	$277,402 (5)	—

K. M. Flessner (2)	TI Employees Pension Plan	4 (3)	$21,338 (5)	—
	TI Employees Non-Qualified Pension Plan	4 (3)	—	—
	TI Employees Non-Qualified Pension Plan II	—	—	—

(1)	Messrs. Lizardi, Ilan, Kozanian and Anderskouv do not participate in any of the company’s defined benefit pension plans because they joined TI after these plans were closed to new participants.

(2)

In 1997, TI’s U.S. employees were given the choice between continuing to participate in the defined benefit pension plans or participating in a new enhanced defined contribution retirement plan. Mr. Templeton and Mr. Flessner chose to participate in the defined contribution plan. Accordingly, their accrued pension benefits under the qualified and non-qualified plans were frozen (i.e., they will experience no increase attributable to years of service or change in eligible earnings) as of December 31, 1997. Contributions to the defined contribution plan for Mr. Templeton’s and Mr. Flessner’s benefits are included in the 2020 summary compensation table.

2021 PROXY STATEMENT • PAGE 36

(3)

Credited service began on the date the officer became eligible to participate in the plan. Eligibility to participate began on the earlier of 18 months of employment, or January 1 following the completion of one year of employment. Accordingly, Mr. Templeton and Mr. Flessner have been employed by TI for longer than the years of credited service shown in the preceding table.

(4)	Credited service began on the date the named executive officer became eligible to participate in the TI Employees Pension Plan as described in Note 3.

(5)

The assumptions and valuation methods used to calculate the present value of the accumulated pension benefits shown are the same as those used by TI for financial reporting purposes and are described in Note 8 to the 2020 financial statements, except that a named executive officer’s retirement is assumed (in accordance with SEC rules) for purposes of this table to occur at age 65 and no assumption for termination prior to that date is used. The amount of the lump-sum benefit earned as of December 31, 2020, is determined using either (i) the Pension Benefit Guaranty Corporation (PBGC) interest assumption of 0.00% or (ii) the Pension Protection Act of 2006 (PPA) corporate bond yield interest assumption of 2.81% for the TI Employees Pension Plan and 2.90% for the TI Employees Non-Qualified Pension Plans, whichever rate produces the higher lump-sum amount. A discount rate assumption of 2.81% for the TI Employees Pension Plan and 2.90% for the non-qualified pension plans was used to determine the present value of each lump sum.

TI Employees Pension Plan

The TI Employees Pension Plan is a qualified defined benefit pension plan. See “Benefits – Retirement plans” for a discussion of the origin and purpose of the plan. Employees who joined the U.S. payroll after November 30, 1997, are not eligible to participate in this plan.

Plan participants are eligible for normal retirement under the terms of the plan at 65 years of age with one year of credited service. Participants are eligible for early retirement at 55 years of age with 20 years of employment or 60 years of age with five years of employment. As of December 31, 2020, Mr. Templeton was eligible for early retirement.

Participants may request payment of accrued benefits at termination or any time thereafter. Participants may choose a lump-sum payment or one of six forms of annuity. In order of largest to smallest periodic payment, the forms of annuity are (i) single life annuity, (ii) 5-year certain and life annuity, (iii) 10-year certain and life annuity, (iv) joint and 50% survivor annuity, (v) joint and 75% survivor annuity and (vi) joint and 100% survivor annuity. Participants who do not request payment will begin to receive benefits in April of the year after reaching the age of 72 in the form of annuity required under the IRC.

The pension formula for the qualified plan is intended to provide a participant with an annual retirement benefit equal to 1.5 percent multiplied by the product of (i) years of credited service and (ii) the average of the five highest consecutive years of the participant’s base salary plus bonus up to a limit imposed by the IRS, less a percentage (based on the participant’s year of birth, when the participant elects to retire and the participant’s years of service with TI) of the amount of compensation on which the participant’s Social Security benefit is based.

If an individual takes early retirement and chooses to begin receiving an annual retirement benefit at that time, such benefit is reduced by an early retirement factor. As a result, the annual benefit is lower than the one the participant would have received at age 65.

Participants whose employment terminates due to disability may choose to receive their accrued benefits at any time prior to age 65. Alternatively, the participant may choose to defer receipt of the accrued benefit until reaching age 65 and then take a disability benefit. The disability benefit paid at age 65 is based on salary and bonus, years of credited service the participant would have accrued to age 65 had the participant not become disabled, and disabled status.

The benefit payable in the event of death is based on salary and bonus, years of credited service and age at the time of death, and may be in the form of a lump sum or annuity at the election of the beneficiary. The earliest date of payment is the first day of the second calendar month following the month of death.

TI employees non-qualified pension plans

TI has two non-qualified pension plans: the TI Employees Non-Qualified Pension Plan (Plan I), which governs amounts earned before 2005; and the TI Employees Non-Qualified Pension Plan II (Plan II), which governs amounts earned after 2004. Each is a non-qualified defined benefit pension plan. See “Benefits – Retirement plans” for a discussion of the purpose of the plans. As with the qualified defined benefit pension plan, employees who joined the U.S. payroll after November 30, 1997, are not eligible to participate in Plan I or Plan II. Eligibility for normal and early retirement under these plans is the same as under the qualified plan (see above). Benefits are paid in a lump sum.

2021 PROXY STATEMENT • PAGE 37

A participant’s benefits under Plan I and Plan II are calculated using the same formula as described above for the TI Employees Pension Plan. However, the IRS limit on the amount of compensation on which a qualified pension benefit may be calculated does not apply. Additionally, the IRS limit on the amount of qualified benefit the participant may receive does not apply to these plans. Once this non-qualified benefit amount has been determined using the formula described above, the individual’s qualified benefit is subtracted from it. The resulting difference is multiplied by an age-based factor to obtain the amount of the lump-sum benefit payable to an individual under the non-qualified plans.

Amounts under Plan I will be distributed when payment of the participant’s benefit under the qualified pension plan commences. Amounts under Plan II will be distributed subject to the requirements of Section 409A of the IRC. Because the named executive officers are among the 50 most highly compensated officers of the company, Section 409A of the IRC requires that they not receive any lump-sum distribution payment under Plan II before the first day of the seventh month following termination of employment.

If a participant terminates due to disability, amounts under Plan I will be distributed when payment of the participant’s benefit under the qualified plan commences. For amounts under Plan II, distribution is governed by Section 409A of the IRC, and the disability benefit is reduced to reflect the payment of the benefit prior to age 65.

In the event of death, payment under both plans is based on salary and bonus, years of credited service and age at the time of death and will be in the form of a lump sum. The earliest date of payment is the first day of the second calendar month following the month of death.

Balances in the plans are unsecured obligations of the company. For amounts under Plan I, in the event of a change in control, the present value of the individual’s benefit would be paid not later than the month following the month in which the change in control occurred. For such amounts, “change in control” is defined as (i) acquisition of 20% percent of TI common stock other than through a transaction approved by the board of directors, or (ii) change of a majority of the board of directors in a 24-month period unless a majority of the directors then in office have elected or nominated the new directors. For all amounts accrued under this plan, if a sale of substantially all of the assets of the company occurred, the present value of the individual’s benefit would be distributed in a lump sum as soon as reasonably practicable following the sale of assets. For amounts under Plan II, no distribution of benefits is triggered by a change in control.

TI Employees Survivor Benefit Plan

TI’s qualified and non-qualified pension plans provide that upon the death of a retirement-eligible employee, the employee’s beneficiary receives a payment equal to half of the benefit to which the employee would have been entitled under the pension plans had the employee retired instead of died. We have a survivor benefit plan that pays the beneficiary a lump sum that, when added to the reduced amounts the beneficiary receives under the pension plans, equals the benefit the employee would have been entitled to receive had the employee retired instead of died. Because Mr. Templeton was eligible for early retirement as of December 31, 2020, his beneficiaries would be eligible for benefits under the survivor benefit plan if he were to die.

2020 non-qualified deferred compensation

The following table shows contributions to each named executive officer’s deferred compensation account in 2020 and the aggregate amount of his deferred compensation as of December 31, 2020.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (5)
R. K. Templeton	$ 182,100	$ 284,316	$4,818,936 (3)	$ 1,523,119 (4)	$21,195,362	(6)
R. R. Lizardi	$ 142,500	$ 85,837	$54,325	—	$898,978
H. Ilan	$ 164,358	$ 65,333	$144,284	$ 83,693	$1,328,487
K. M. Flessner	$ 52,500	$ 76,700	$43,981	$ 88,817	$358,982
H. H. Kozanian	$ 9,000	$ 25,620	$10,005	$ 21,250	$84,013
N. Anderskouv	$ 51,654	$ 89,549	$191,580	$ 178,483	$712,523

(1)

Amounts shown for Messrs. Templeton and Ilan include a portion of their salary and bonus paid in 2020; for Messrs. Lizardi, Flessner and Kozanian include a portion of their bonus paid in 2020; and for Mr. Anderskouv include a portion of his salary paid in 2020.

(2)	Company matching contributions pursuant to the defined contribution plan. These amounts are included in the “All Other Compensation” column of the 2020 summary compensation table.

2021 PROXY STATEMENT • PAGE 38

(3)

Consists of: (a) $446,400 in dividend equivalents paid under the 120,000-share 1995 RSU award previously discussed, settlement of which has been deferred until after termination of employment; (b) a $4,300,800 increase in the value of the RSU award (calculated by subtracting the value of the award at year-end 2019 from the value of the award at year-end 2020 (in both cases, the number of RSUs is multiplied by the closing price of TI common stock on the last trading date of the year)); and (c) a $71,736 gain in Mr. Templeton’s deferred compensation account in 2020. Dividend equivalents are paid at the same rate as dividends on TI common stock.

(4)	Consists of dividend equivalents paid on the RSU award discussed in Note 3 and a $1,076,719 deferred compensation plan account distribution.

(5)

All amounts contributed by a named executive officer and by the company in prior years have been reported in the summary compensation table in previously filed proxy statements in the year earned to the extent he was a named executive officer for purposes of the SEC’s executive compensation disclosure.

(6)	Of this amount, $19,695,600 is attributable to Mr. Templeton’s 1995 RSU award, calculated as described in Note 3. The remainder is the balance of his deferred compensation account.

See “Benefits – Retirement plans” for a discussion of the purpose of the plan. An employee’s deferred compensation account contains eligible compensation the employee has elected to defer and contributions by the company that are in excess of the IRS limits on (i) contributions the company may make to the enhanced defined contribution plan and (ii) matching contributions the company may make related to compensation the executive officer deferred into his deferred compensation account.

Participants in the deferred compensation plan may choose to defer up to (i) 25% of their base salary, (ii) 90% of their performance bonus and (iii) 90% of profit sharing. Elections to defer compensation must be made in the calendar year prior to the year in which the compensation will be earned.

During 2020, participants could choose to have their deferred compensation mirror the performance of one or more of the following mutual funds, each of which is managed by a third party (these alternatives, which may be changed at any time, are the same as those offered to participants in the defined contribution plans): BlackRock MSCI ACWI ex-U.S. IMI Index Lendable Fund F, Northern Trust Short Term Investment Fund, Northern Trust Aggregate Bond Index Fund-Lending, Northern Trust Russell 1000 Value Index Fund-Lending, Northern Trust Russell 1000 Growth Index Fund-Lending, Northern Trust Russell 2000 Index Fund-Lending, Northern Trust MidCap 400 Index Fund-Lending, BlackRock Equity Index Fund F, BlackRock (EAFE) (Europe, Australia, Far East) Equity Index Fund F, BlackRock Lifepath Index 2020 Fund F, BlackRock Lifepath Index 2030 Fund F, BlackRock Lifepath Index 2040 Fund F, BlackRock Lifepath Index 2050 Fund F, BlackRock Lifepath Index 2025 Fund F, BlackRock Lifepath Index 2035 Fund F, BlackRock Lifepath Index 2045 Fund F, BlackRock Lifepath Index 2055 Fund F, BlackRock Lifepath Index 2060 Fund F and BlackRock Lifepath Index Retirement Fund F.

From among the available investment alternatives, participants may change their instructions relating to their deferred compensation daily. Earnings on a participant’s balance are determined solely by the performance of the investments that the participant has chosen. The company does not guarantee any minimum return on investments. A third party administers the company’s deferred compensation program.

A participant may request distribution from the plan in the case of an unforeseeable emergency. To obtain an unforeseeable emergency withdrawal, a participant must meet the requirements of Section 409A of the IRC. Otherwise, balances are paid to participants pursuant to their distribution elections and are subject to applicable IRC limitations.

Amounts contributed by the company, and amounts earned and deferred by the participant for which there is a valid distribution election on file, will be distributed in accordance with the participant’s election. Annually participants may elect separate distribution dates for deferred compensation attributable to a participant’s (i) bonus and profit sharing and (ii) salary. Participants may elect that these distributions be in the form of a lump sum or annual installments to be paid out over a period of five or ten consecutive years. Amounts for which no valid distribution election is on file will be distributed three years from the date of deferral.

In the event of the participant’s death, payment will be in the form of a lump sum and the earliest date of payment is the first day of the second calendar month following the month of death. For any other circumstance resulting in termination of employment, payments are distributed in accordance with the participant’s valid distribution election.

2021 PROXY STATEMENT • PAGE 39

Like the balances under the non-qualified defined benefit pension plans, deferred compensation balances are unsecured obligations of the company. For amounts earned and deferred prior to 2010, a change in control does not trigger a distribution under the plan. For amounts earned and deferred after 2009, distribution occurs, to the extent permitted by Section 409A of the IRC, if the participant is involuntarily terminated within 24 months after a change in control. Change in control is the Plan definition.

Potential payments upon termination or change in control

None of the named executive officers has an employment contract with the company. They are eligible for benefits on generally the same terms as other U.S. employees upon termination of employment or change in control of the company. TI does not reimburse executive officers for any income or excise taxes that are payable by the executive as a result of payments relating to termination or change in control. For a discussion of the impact of these programs on the compensation decisions for 2020, see “Analysis of compensation determinations – Total compensation” and “Compensation following employment termination or change in control.”

Termination

The following programs may result in payments to a named executive officer whose employment terminates. Most of these programs have been discussed above.

Bonus

Our policies concerning bonus and the timing of payments are described under “Compensation philosophy and elements.” Whether a bonus would be awarded under other circumstances and in what amount would depend on the facts and circumstances of termination and is subject to the Compensation Committee’s discretion. If awarded, bonuses are paid by the company.

Qualified and non-qualified defined benefit pension plans

The purposes of these plans are described under “Benefits – Retirement plans.” The formula for determining benefits, the forms of benefit and the timing of payments are described under “2020 pension benefits.” The amounts disbursed under the qualified and non-qualified plans are paid, respectively, by the TI Employees Pension Trust and the company.

Survivor benefit plan

The purpose of this plan, along with the formula for determining the amount of benefit, the form of benefit and the timing of payments, are described under “2020 pension benefits – TI Employees Survivor Benefit Plan.” Amounts distributed are paid by the TI Employees Health Benefit Trust.

Deferred compensation plan

The purpose of this plan is described under “Benefits – Deferred Compensation.” The amounts payable under this program depend solely on the performance of investments that the participant has chosen. The timing of payments is discussed under “2020 non-qualified deferred compensation” and except in the case of death, payments are made according to the participant’s distribution election. Amounts distributed are paid by the company.

Equity compensation

Depending on the circumstances of termination, grantees whose employment terminates may retain the right to exercise previously granted stock options and receive shares under outstanding RSU awards as described in the discussion following the outstanding equity awards at fiscal year-end 2020 table. RSU awards include a right to receive dividend equivalents. The dividend equivalents are paid annually by the company in a single cash payment after the last dividend payment of the year.

Perquisites

Financial counseling is provided to executive officers for a transition period following retirement. Otherwise, no perquisites continue after termination of employment.

2021 PROXY STATEMENT • PAGE 40

In the case of a resignation pursuant to a separation agreement, employees above a certain job grade level, including executive officers, might be offered a 12-month paid leave of absence before termination, in exchange for a non-compete and non-solicitation commitment and a release of claims against the company. The leave period will be credited to years of service under the pension plans described above. During the leave, the executive officer’s stock options will continue to become exercisable and his or her RSUs will continue to vest. Amounts paid to an individual during a paid leave of absence are not counted when calculating benefits under the qualified and non-qualified pension plans.

In the case of a separation agreement in which the executive officer will be at least 50 years old and have at least 10 years of employment with the company on his or her last day of active employment before beginning the paid leave of absence, the separation agreement will typically include an unpaid leave of absence, to commence at the end of the paid leave and end when the executive officer has reached age 55 (bridge to retirement). During the bridge to retirement, the executive officer will continue to accrue years of service under the qualified and non-qualified pension plans described above. Stock options will continue to become exercisable and RSUs will remain in effect.

Change in control

Our only program, plan or arrangement providing benefits triggered by a change in control is the TI Employees Non-Qualified Pension Plan. A change in control at December 31, 2020, would have accelerated payment of the balance under that plan. See “2020 pension benefits – TI employees non-qualified pension plans” for a discussion of the purpose of change in control provisions of that plan as well as the circumstances and the timing of payment.

Upon a change in control there is no acceleration of vesting of stock options and RSUs granted after 2009. Only upon an involuntary termination (not for cause) within 24 months after a change in control of TI will the vesting of such stock options and RSUs accelerate. See the discussion following the outstanding equity awards at fiscal year-end 2020 table for further information concerning change in control provisions relating to stock options and RSUs.

2021 PROXY STATEMENT • PAGE 41

The table below shows as of December 31, 2020, the potential payments upon termination or change in control for each of the named executive officers.

Form of Compensation	Disability		Death		Involuntary Termination for Cause		Resignation; Involuntary Termination (not for Cause)		Retirement		Change in Control
R. K. Templeton (1)
Qualified Defined Benefit Pension Plan	$1,102,940	(2)	$557,084	(3)	$1,112,181	(4)	$1,112,181	(4)	$1,112,181	(4)	—
Non-Qual. Defined Benefit Pension Plan	$609,677	(5)	$256,240	(3)	$511,567	(4)	$511,567	(4)	$511,567	(4)	$511,567	(4)
Non-Qual. Defined Benefit Pension Plan II	$217,182	(5)	$151,890	(3)	$303,240	(4)	$303,240	(4)	$303,240	(4)	—
Survivor Benefit Plan	—		$961,774	(6)	—		—		—		—
Deferred Compensation (7)	—		$1,499,762		—		—		—		—
RSUs	$58,417,150	(8)	$58,417,150	(8)	$19,695,600	(9)	$58,417,150	(10)	$58,417,150	(10)	$19,695,600	(9)
Stock Options	$252,094,233	(11)	$252,094,233	(11)	—		$252,094,233	(11)	$252,094,233	(11)	—
R. K. Templeton Total	$312,441,182		$313,938,133		$21,622,588		$312,438,371		$312,438,371		$20,207,167

R. R. Lizardi
Qualified Defined Benefit Pension Plan	—		—		—		—		—		—
Non-Qual. Defined Benefit Pension Plan	—		—		—		—		—		—
Non-Qual. Defined Benefit Pension Plan II	—		—		—		—		—		—
Survivor Benefit Plan	—		—		—		—		—		—
Deferred Compensation (7)	—		$898,978		—		—		—		—
RSUs	$10,362,840	(8)	$10,362,840	(8)	—		—		—		—
Stock Options	$10,306,137	(11)	$10,306,137	(11)	—		$2,409,904	(12)	—		—
R. R. Lizardi Total	$20,668,977		$21,567,955		—		$2,409,904		—		—

H. Ilan									—
Qualified Defined Benefit Pension Plan	—		—		—		—		—		—
Non-Qual. Defined Benefit Pension Plan	—		—		—		—		—		—
Non-Qual. Defined Benefit Pension Plan II	—		—		—		—		—		—
Survivor Benefit Plan	—		—		—		—		—		—
Deferred Compensation (7)	—		$1,328,487		—		—		—		—
RSUs	$12,271,508	(8)	$12,271,508	(8)	—		—		—		—
Stock Options	$21,526,929	(11)	$21,526,929	(11)	—		$10,251,065	(12)	—		—
H. Ilan Total	$33,798,437		$35,126,924		—		$10,251,065		—		—

K. M. Flessner
Qualified Defined Benefit Pension Plan	$30,953	(2)	$9,119	(3)	$19,671	(4)	$19,671	(4)	$19,671	(4)	—
Non-Qual. Defined Benefit Pension Plan	—		—		—		—		—		—
Non-Qual. Defined Benefit Pension Plan II	—		—		—		—		—		—
Survivor Benefit Plan	—		—		—		—		—		—
Deferred Compensation (7)	—		$358,982		—		—		—		—
RSUs	$7,147,205	(8)	$7,147,205	(8)	—		—		—		—
Stock Options	$11,325,366	(11)	$11,325,366	(11)	—		$4,107,919	(12)	—		—
K. M. Flessner Total	$18,503,524		$18,840,672		$19,671		$4,127,590		$19,671		—

H. H. Kozanian
Qualified Defined Benefit Pension Plan	—		—		—		—		—		—
Non-Qual. Defined Benefit Pension Plan	—		—		—		—		—		—
Non-Qual. Defined Benefit Pension Plan II	—		—		—		—		—		—
Survivor Benefit Plan	—		—		—		—		—		—
Deferred Compensation (7)	—		$84,013		—		—		—		—
RSUs	$6,319,333	(8)	$6,319,333	(8)	—		—		—		—
Stock Options	$4,905,035	(11)	$4,905,035	(11)	—		—		—		—
H. H. Kozanian Total	$11,224,368		$11,308,381		—		—		—		—

N. Anderskouv
Qualified Defined Benefit Pension Plan	—		—		—		—		—		—
Non-Qual. Defined Benefit Pension Plan	—		—		—		—		—		—
Non-Qual. Defined Benefit Pension Plan II	—		—		—		—		—		—
Survivor Benefit Plan	—		—		—		—		—		—
Deferred Compensation (7)	—		$712,523		—		—		—		—
RSUs	$11,831,475	(8)	$11,831,475	(8)	—		—		—		—
Stock Options	$10,815,811	(11)	$10,815,811	(11)	—		—		—		—
N. Anderskouv Total	$22,647,286		$23,359,809		—		—		—		—

(1)	Mr. Templeton was retirement eligible for purposes of TI’s defined benefit pension plans and under the terms of his equity compensation awards as of December 31, 2020.

(2)

The amount shown is the lump-sum benefit payable at age 65 to the named executive officer in the event of termination as of December 31, 2020, due to disability, assuming the named executive officer does not request payment of his disability benefit until age 65. The assumptions used in calculating these amounts are the same as the age-65 lump-sum assumptions used for financial reporting purposes for the company’s audited financial statements for 2020 and are described in Note 5 to the 2020 pension benefits table.

2021 PROXY STATEMENT • PAGE 42

(3)

Value of the benefit payable in a lump sum to the executive officer’s beneficiary calculated as required by the terms of the plan assuming the earliest possible payment date. The plan provides that in the event of death, the beneficiary receives 50% of the participant’s accrued benefit, reduced by the age-applicable joint and 50% survivor factor.

(4)	Lump-sum value of the accrued benefit as of December 31, 2020, calculated as required by the terms of the plans assuming the earliest possible payment date.

(5)

The amount shown is the lump-sum benefit payable at age 65, in the case of the Non-Qualified Defined Benefit Pension Plan, or separation from service in the case of Plan II. The assumptions used are the same as those described in Note 2.

(6)	Calculated as required by the terms of the plan assuming the earliest possible payment date.

(7)

In the event of death, a participant’s deferred compensation balance becomes payable immediately. The amount shown in the column titled “Death” is the balance as of December 31, 2020, under the non-qualified deferred compensation plan. For all separation events other than death, balances are distributed in accordance with the participant’s distribution election as discussed in the narrative following the 2020 non-qualified deferred compensation table.

(8)

Calculated by multiplying the number of outstanding RSUs by the closing price of TI common stock as of December 31, 2020 ($164.13). In the event of termination due to disability or death, all outstanding awards will continue to vest according to their terms. See the first table under “Outstanding equity awards at fiscal year-end 2020” for the number of unvested RSUs as of December 31, 2020, and the related discussion following that table of an additional outstanding RSU award held by Mr. Templeton.

(9)	Calculated by multiplying the previously discussed 120,000 vested RSUs by the closing price of TI common stock as of December 31, 2020 ($164.13).

(10)

Due to retirement eligibility, calculated by multiplying the number of outstanding RSUs held at such termination by the closing price of TI common stock as of December 31, 2020 ($164.13). RSU awards stay in effect and pay out shares according to the vesting schedule.

(11)

Calculated as the difference between the grant price of all outstanding in-the-money options and the closing price of TI common stock as of December 31, 2020 ($164.13), multiplied by the number of shares under such options as of December 31, 2020.

(12)

Calculated as the difference between the grant price of all exercisable in-the-money options and the closing price of TI common stock as of December 31, 2020 ($164.13), multiplied by the number of shares under such options as of December 31, 2020.

Pay ratio

For 2020, the median of annual total compensation of all employees of our company (other than our CEO), was $74,102. The annual total compensation of our CEO was $19,081,790. Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was approximately 258 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” we used the following methodology and material assumptions, adjustments and estimates:

•	We selected October 26, 2020, as the date upon which we would identify the “median employee.”

•

As of this date, our employee population consisted of approximately 29,568 individuals working at the company and consolidated subsidiaries, excluding employees on leaves of absence who are not expected to return to work.

•

To identify the “median employee,” we used base salary and profit sharing information, each of which is paid to all employees. Salaries were annualized for all permanent employees who were employees for less than the full fiscal year or who were on an unpaid leave of absence during a portion of the year.

•

We identified and calculated the elements of the median employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, including the value of the employee’s health and welfare benefits (estimated for the employee and the employee’s eligible dependents) and retirement-related benefits.

•	We applied the exchange rate that we utilize in our payroll system, as of the identification date, to convert foreign currency to U.S. dollars.

The annual total compensation of our CEO is the amount reported in the “Total” column of our 2020 summary compensation table, adding in the value of health and welfare benefits (estimated for our CEO and his eligible dependents) and retirement-related benefits. This resulted in annual total compensation for purposes of determining the ratio in the amount of $19,081,790.

2021 PROXY STATEMENT • PAGE 43

Audit Committee report

The Audit Committee of the board of directors has furnished the following report:

As noted in the committee’s charter, TI management is responsible for preparing the company’s financial statements. The company’s independent registered public accounting firm is responsible for auditing the financial statements. The activities of the committee are in no way designed to supersede or alter those traditional responsibilities. The committee’s role does not provide any special assurances with regard to TI’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firm.

The committee has reviewed and discussed with management and the independent accounting firm, as appropriate, (1) the audited financial statements and (2) management’s report on internal control over financial reporting and the independent accounting firm’s related opinions.

The committee has discussed with the independent registered public accounting firm, Ernst & Young, the required communications specified by auditing standards together with guidelines established by the SEC and the Sarbanes-Oxley Act.

The committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board, regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young the firm’s independence.

Based on the review and discussions referred to above, the committee recommended to the board of directors that the audited financial statements be included in the company’s annual report on Form 10-K for 2020 for filing with the SEC.

Mark A. Blinn, Chair	Janet F. Clark	Jean M. Hobby	Michael D. Hsu

Proposal to ratify appointment of independent registered public accounting firm

The Audit Committee of the board has the authority and responsibility for the appointment, compensation, retention and oversight of the work of TI’s independent registered public accounting firm. The Audit Committee has appointed Ernst & Young LLP to be TI’s independent registered public accounting firm for 2021.

TI has engaged Ernst & Young or a predecessor firm to serve as the company’s independent registered public accounting firm for over 60 years. In order to assure continuing auditor independence, the Audit Committee periodically considers whether the annual audit of TI’s financial statements should be conducted by another firm.

The lead audit partner on the TI engagement serves no more than five consecutive years in that role, in accordance with SEC rules. The Audit Committee Chair and management have direct input into the selection of the lead audit partner.

The members of the Audit Committee and the board believe that the continued retention of Ernst & Young to serve as the company’s independent registered public accounting firm is in the best interest of the company and its investors. Consequently, the board asks the stockholders to ratify the appointment of Ernst & Young. If the stockholders do not ratify the appointment, the Audit Committee will consider whether it should appoint another independent registered public accounting firm.

Representatives of Ernst & Young are expected to be present and available to respond to appropriate questions at the annual meeting. They have the opportunity to make a statement if they desire to do so; they have indicated that, as of this date, they do not.

The fees for services provided by Ernst & Young to the company are described below:

	2020	2019
Audit	$9,884,000	$9,925,000
Audit-Related	$763,000	$796,000
Tax	$2,372,000	$1,515,000
All Other	$29,000	$25,000

2021 PROXY STATEMENT • PAGE 44

The services provided were as follows:

Audit: our annual audit, including the audit of internal control over financial reporting, reports on Form 10-Q, assistance with public debt offerings, statutory audits required internationally and accounting consultations.

Audit-related: including employee benefit plan audits and certification procedures relating to compliance with local-government or other regulatory standards for various non-U.S. subsidiaries.

Tax: professional services for tax compliance (preparation and review of income tax returns and other tax-related filings) and tax advice on U.S. and foreign tax matters.

All Other: TI Foundation audit and training.

Pre-approval policy. The Audit Committee is required to pre-approve the audit and non-audit services to be performed by the independent registered public accounting firm to assure that the provision of such services does not impair the firm’s independence.

Annually the independent registered public accounting firm and the director of internal audits present to the Audit Committee services expected to be performed by the firm over the next 12 months. The Audit Committee reviews and, as it deems appropriate, pre-approves those services. The services and estimated fees are presented to the Audit Committee for consideration in the following categories: Audit, Audit-related, Tax and All Other (each as defined in Schedule 14A of the Securities Exchange Act). For each service listed in those categories, the committee receives detailed documentation indicating the specific services to be provided. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee reviews on at least a quarterly basis the services provided to date by the firm and the fees incurred for those services. The Audit Committee may revise the list of pre-approved services and related fees from time to time, based on subsequent determinations.

In order to respond to time-sensitive requests for services that may arise between regularly scheduled meetings of the Audit Committee, the committee has delegated pre-approval authority to its Chair (the Audit Committee does not delegate to management its responsibilities to pre-approve services). The Chair reports pre-approval decisions to the Audit Committee and seeks ratification of such decisions at the Audit Committee’s next scheduled meeting.

The Audit Committee or its Chair pre-approved all services provided by Ernst & Young during 2020.

The board of directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2021.

Stockholder proposal regarding right to act by written consent

Mr. John Chevedden, 2215 Nelson Avenue #205, Redondo Beach, CA 90278-2453, the beneficial owner of 40 shares of the company’s common stock, has given notice that he or his designee intends to present the following nonbinding, advisory proposal at the Annual Meeting. The board of directors opposes the stockholder proposal for the reasons set forth below the proposal.

Proxies solicited by management will be voted against the stockholder proposal below unless stockholders specify a contrary choice in their proxies.

In accordance with applicable rules of the SEC, we have set forth Mr. Chevedden’s proposal below.

Shareholder Right to Act by Written Consent – Proposal 4

Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This includes shareholder ability to initiate any appropriate topic for written consent.

2021 PROXY STATEMENT • PAGE 45

Hundreds of major companies enable shareholder action by written consent. This proposal topic won majority shareholder support at 13 large companies in a single year. This included 67%-support at both Allstate and Sprint. This proposal topic also won 63%-support at Cigna Corp. (CI) in 2019. This proposal topic would have received higher votes than 63% to 67% at these companies if more shareholders had access to independent proxy voting advice.

It is important to adopt this proposal because Texas Instruments shareholders also do not have the right to call a special meeting.

Taking action by written consent in place of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle like the election of a new director.

It is also more important than ever to be able to replace a director through written consent because it is almost impossible to get a Board of Directors to remove a director who gets a failed vote at the regular annual shareholder meeting. Too many Board of Directors have found ways to keep marginal directors on the Board who fail to obtain even a minimal 51%-vote when they are the only candidate.

The Bank of New York Mellon Corporation (BK) said it adopted written consent in 2019 after 45%- support (less than a majority vote) for a written consent shareholder proposal.

A shareholder right to act by written consent might be a way to motive some of our poorer performing directors. For instance Carrie Cox and Todd Bluedorn each received more than 297 million against votes at our 2019 annual meeting. This compares unfavorably to the only 2 million against votes that Martin Craighead received.

It is also important to adopt written consent to make up for loss of the right of shareholders to an in- person annual shareholder meeting.

With the near universal use of internet annual shareholder meetings starting in 2020 shareholders no longer have the right to discuss concerns with other shareholders and with their directors at a shareholder meeting which can now be an internet meeting which is an inferior format to a Zoom meeting.

Shareholders are also severely restricted in making their views known at internet shareholder meetings because all critical questions and comments can be screened out at an internet meeting. For instance Goodyear management hit the mute button right in the middle of a formal shareholder proposal presentation at its 2020 shareholder meeting due to a well-deserved critical statement that Goodyear management did not want to hear.

Please vote yes:

Shareholder Right to Act by Written Consent - Proposal 4

The board of directors recommends a vote “AGAINST” this proposal for the following reasons:

•

Written consent shortcuts debate on key company decisions and can disenfranchise stockholders. Delaware law and SEC rules provide a meeting framework that promotes informed and deliberate engagement among a company’s stockholders. Action by written consent ignores that framework. When stockholders are asked to take action at a meeting, those soliciting votes are obligated to provide materials that inform the stockholder of the actions to be considered and the consequences of any outcomes. That obligation is not required of written consent solicitations, with the result that stockholders could be requested to take action without all necessary information and without appropriate time to deliberate. Written consent further disenfranchises stockholders by eliminating the requirement that all stockholders participate in key corporate decisions. Because only some stockholders need be solicited for their consent, others lose the opportunity to engage on the requested action.

•

Stockholders already have several methods through which they can influence company practices without acting by written consent. Primarily, our annual stockholder meeting provides an opportunity for stockholders to provide direct feedback by voting on director nominees, executive compensation, auditor selection and other matters that come before the meeting, or to ask questions of management. If stockholders make the board or management aware of events warranting stockholder action between annual meetings, the by-laws permit the Chairman, CEO, or Secretary to call a special meeting of stockholders. Stockholders may also bring specific items of business before the company and other stockholders by submitting proposals for inclusion in the company’s proxy materials to be voted on at the meeting, or to be voted on at the meeting without being included in company proxy materials. Company by-laws also allow stockholders to nominate directors at the meeting or using proxy access.

2021 PROXY STATEMENT • PAGE 46

•

Written consent is unnecessary because our stockholders already communicate with the board of directors and management. TI has a robust investor engagement program that allows stockholders to ask questions of and express their opinion to TI management and the board. Our investor relations team regularly engages with stockholders to answer questions and seek feedback regarding our business operations, both at investor events and meetings as well as through direct communication with our investor relations team. As part of TI’s governance, compensation, environmental and social outreach program, members of TI management annually engage with top stockholders to listen to their views and get feedback on these programs. Given these robust engagement opportunities for stockholders, a written consent right is unnecessary.

•

The company has been responsive to stockholder feedback it has received through existing communication channels. Using the communication channels described above, stockholders have provided the company feedback on its practices, and where appropriate, the company has responded. For example, our two directors who received low stockholder support in 2019 due to stockholder concern about their other public company board commitments received more than 97% in 2020. The increase in stockholder support is attributable to the directors’ reducing their number of non-TI board commitments, despite the fact that those additional outside commitments were within the company’s established guidelines.

For these reasons, the board of directors recommends a vote “AGAINST” this proposal.

Additional information

Voting securities

As stated in the notice of annual meeting, holders of record of the common stock at the close of business on February 22, 2021, may vote at the meeting or any adjournment of the meeting. As of February 22, 2021, 923,008,297 shares of TI common stock were outstanding. This is the only class of capital stock entitled to vote at the meeting. Each holder of common stock has one vote for each share held.

Security ownership of certain beneficial owners

The following table shows the only persons who have reported beneficial ownership of more than 5% of the common stock of the company by virtue of filing a schedule 13G with the SEC. Persons generally “beneficially own” shares if they have the right to either vote those shares or dispose of them. More than one person may be considered to beneficially own the same shares.

Name and Address	Shares Owned at December 31, 2020	Percent of Class
The Vanguard Group
100 Vanguard Blvd.
Malvern, PA 19355	84,632,052 (1)	9.22%

BlackRock, Inc.
55 East 52nd Street
New York, NY 10055	70,89,730 (2)	7.70%

(1)	According to its Form 13G filing, The Vanguard Group has shared voting power for 1,561,307 shares, sole dispositive power for 80,505,280 shares, and shared dispositive power for 4,126,772 shares.

(2)	According to its Form 13G filing, BlackRock, Inc. has sole voting power for 60,835,380 shares and sole dispositive power for 70,859,730 shares.

2021 PROXY STATEMENT • PAGE 47

Security ownership of directors and management

The following table shows the beneficial ownership of TI common stock by directors, the named executive officers and all executive officers and directors as a group. Each director and named executive officer has sole voting power (except for shares obtainable within 60 days, shares subject to RSUs and shares credited to deferred compensation accounts as detailed in the footnotes to the table) and sole investment power with respect to the shares owned. The table excludes shares held by a family member if a director or executive officer has disclaimed beneficial ownership. No director or executive officer has pledged shares of TI common stock.

Name	Shares Owned at December 31, 2020	Percent of Class
Directors (1)
M. A. Blinn	25,672	*
T. M. Bluedorn	11,102	*
J. F. Clark	36,400	*
C. S. Cox	59,451	*
M. S. Craighead	18,066	*
J. M. Hobby	16,928	*
M. D. Hsu	2,687	*
R. Kirk	61,429	*
P. H. Patsley	143,321	*
R. E. Sanchez	73,336	*
R. K. Templeton (2)	3,429,639	*

Management (3)
R. R. Lizardi	185,667	*
H. Ilan	307,349	*
K. M. Flessner	167,384	*
H. H. Kozanian	73,675	*
N. Anderskouv	163,623	*
All executive officers and directors as a group (4)	5,631,984	*

*	less than 1%.

(1)	Included in the shares owned shown above are:

Directors	Shares Obtainable within 60 Days	RSUs (in Shares) (a)	Shares Credited to Deferred Compensation Accounts (b)
M. A. Blinn	4,703	11,901	9,068
T. M. Bluedorn	6,472	4,630	—
J. F. Clark	22,527	7,780	6,093
C. S. Cox	22,527	30,926	2,859
M. S. Craighead	3,243	3,723	—
J. M. Hobby	12,537	3,891	—
M. D. Hsu	—	2,064	632
R. Kirk	45,365	3,891	4,160
P. H. Patsley	60,114	5,891	52,281
R. E. Sanchez	45,365	7,633	9,932
R. K. Templeton	2,346,973	355,920	—

(a)

The non-employee directors’ RSUs granted before 2007 are settled in TI common stock generally upon the director’s termination of service provided he or she has served at least eight years or has reached the company’s retirement age for directors. RSUs granted after 2006 are settled in TI common stock generally upon the fourth anniversary of the grant date.

(b)	The shares in deferred compensation accounts are issued following the director’s termination of service.

(2)

Includes 13,013 shares credited to Mr. Templeton’s 401(k) account and 529,004 shares held by the Richard and Mary Templeton Foundation, a charitable foundation. Mr. Templeton has no pecuniary interest in the Foundation’s shares.

2021 PROXY STATEMENT • PAGE 48

(3)	Included in the shares owned shown above are:

Executive Officer	Shares Obtainable within 60 Days	Shares Credited to 401(k) Account	RSUs (in Shares)
R. R. Lizardi	104,096	—	63,138
H. Ilan	232,582	—	74,767
K. M. Flessner	114,267	—	43,546
H. H. Kozanian	35,173	—	38,502
N. Anderskouv	87,146	—	72,086

(4)	Includes:

(a)	3,742,718 shares obtainable within 60 days;

(b)	13,636 shares credited to 401(k) accounts;

(c)	949,954 shares subject to RSU awards; for the terms of these RSUs, see pages 18 and 35-36; and

(d)	96,537 shares credited to certain non-employee directors’ deferred compensation accounts; shares in deferred compensation accounts are issued following a director’s termination of service.

Related person transactions

Because we believe that company transactions with directors and executive officers of TI or with persons related to TI directors and executive officers present a heightened risk of creating or appearing to create a conflict of interest, we have a written related person transaction policy that has been approved by the board of directors. The policy states that TI directors and executive officers should obtain the approvals or ratifications specified below in connection with any related person transaction. The policy applies to transactions in which:

1.	TI or any TI subsidiary is or will be a participant;

2.	The amount involved exceeds or is expected to exceed $120,000 in a fiscal year; and

3.	Any of the following (a “related person”) has or will have a direct or indirect interest:

(a)	A TI director or executive officer, or an Immediate Family Member of a director or executive officer;

(b)

A stockholder owning more than 5% of the common stock of TI or an Immediate Family Member of such stockholder, or, if the 5% stockholder is not a natural person, any person or entity designated in the Form 13G or 13D filed under the SEC rules and regulations by the 5% stockholder as having an ownership interest in TI stock (individually or collectively, a “5% holder”); or

(c)

An entity in which someone listed in (a) above has a 5% or greater ownership interest, by which someone listed in (a) is employed, or of which someone listed in (a) is a director, principal or partner.

For purposes of the policy, an “Immediate Family Member” is any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law or any person (other than a tenant or employee) sharing the household of a TI director, executive officer or 5% holder.

The policy specifies that a related person transaction includes, but is not limited to, any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions or arrangements.

2021 PROXY STATEMENT • PAGE 49

The required approvals are as follows:

Arrangement Involving:	Approval Required by:
Executive officer who is also a member of the TI board, an Immediate Family Member of such person, or an entity in which any of the foregoing has a 5% or greater ownership interest	GSR Committee
Chair of the GSR Committee, chief compliance officer, any of his or her Immediate Family Members, or an entity in which any of the foregoing has a 5% or greater ownership interest	GSR Committee
Any other director or executive officer, an Immediate Family Member of such person, or an entity in which any of the foregoing has a 5% or greater ownership interest	Chief Compliance Officer in consultation with the Chair of the GSR Committee
A 5% holder	GSR Committee

No member of the GSR Committee will participate in the consideration of a related person arrangement in which such member or any of his or her Immediate Family Members is the related person.

The approving body or persons will consider all of the relevant facts and circumstances available to them, including (if applicable) but not limited to: the benefits to the company of the arrangement; the impact on a director’s independence; the availability of other sources for comparable products or services; the terms of the arrangement; and the terms available to unrelated third parties or to employees generally. The primary consideration is whether the transaction between TI and the related person (a) was the result of undue influence from the related person or (b) could adversely influence or appear to adversely influence the judgment, decisions or actions of the director or executive officer in meeting TI responsibilities or create obligations to other organizations that may come in conflict with responsibilities to TI.

No related person arrangement will be approved unless it is determined to be in, or not inconsistent with, the best interests of the company and its stockholders, as the approving body or persons shall determine in good faith.

The chief compliance officer will provide periodic reports to the committee on related person transactions. Any related person transaction brought to the attention of the chief compliance officer or of which the chief compliance officer becomes aware that is not approved pursuant to the process set forth above shall be terminated as soon as practicable.

The board has determined that the following types of transactions pose little risk of a conflict of interest and therefore has deemed them approved:

•

Compensation paid to a TI director or executive officer for services as such, or where the sole interest in a related person transaction of a TI director, executive officer or 5% holder is their position as such;

•

Transactions where the rates or charges involved are determined by competitive bids, involve the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority;

•	Transactions involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services;

•	Interests of a related person arising only from:

○

the direct or indirect ownership in another party to the transaction and that ownership, when combined with the ownership of all the other individuals specified in 3(a)-(c) above, is less than 5% of the outstanding equity of such party;

○

an interest as a limited partner in a partnership, and that ownership interest, when combined with all the other ownership interests of the other individuals specified in 3(a)-(c) above, is less than 5% of the total ownership interest of the limited partnership;

○	their position as a director of another corporation or organization;

○	the ownership of TI stock and all holders of that class of stock receive the same benefit on a pro-rata basis;

•

Transactions in the ordinary course of business where the only relationship of a TI director or executive officer, or their Immediate Family Member, is as an employee (other than an executive officer) and/or less than a 10% beneficial owner of the other entity if (i) the TI director or executive officer is not involved in negotiating the terms of the transaction and (ii) amounts involved for the fiscal year do not exceed the greater of $200,000 or 2 percent of the entity’s consolidated gross revenues for that year;

2021 PROXY STATEMENT • PAGE 50

•

Charitable contributions, grants or endowments by TI or the TI Foundation to an entity where the only relationship of the TI director or executive officer, or their Immediate Family Member, is as a trustee or employee (other than as an executive officer) if the aggregate payments for the fiscal year do not exceed the greater of $200,000 or 2% of the recipient’s consolidated gross revenues for that year. “Payments” exclude payments arising solely from investments in TI stock, payments under the TI Director Award Program and payments under non-discretionary charitable contribution matching programs; and

•

Transactions involving the employment of an Immediate Family Member of a TI director or executive officer if such director or executive officer does not participate in the decisions regarding the hiring, performance evaluation or compensation of the Immediate Family Member and such hiring, performance evaluation or compensation is determined on a basis consistent with TI’s human resources policies.

During 2020, two sons of R. Gregory Delagi (Senior Vice President through February 5, 2020) were employed in our facilities and manufacturing organizations. Mr. Delagi was not involved in any decisions regarding his sons’ employment at TI, and their compensation was consistent with that of similarly situated employees and was determined on a basis consistent with the company’s human resources policies.

Compensation committee interlocks and insider participation

During 2020, Mr. Craighead and Mses. Cox and Patsley served on the Compensation Committee. No committee member (i) was an officer or employee of TI, (ii) was formerly an officer of TI or (iii) had any relationship requiring disclosure under the SEC’s rules governing disclosure of related person transactions (Item 404 of Regulation S-K). No executive officer of TI served as a director or member of the compensation committee of another entity, one of whose directors or executive officers served as a member of our board of directors or a member of the Compensation Committee.

Cost of solicitation

The solicitation is made on behalf of our board of directors. TI will pay the cost of soliciting these proxies. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of our shares.

Without receiving additional compensation, directors, officers and employees of TI may solicit proxies personally, by telephone, fax or email, from some stockholders if proxies are not promptly received. We have also hired Georgeson Inc. to assist in the solicitation of proxies at a cost of $12,500 plus out-of-pocket expenses.

Stockholder proposals and nominations for 2022

The table below shows the deadlines for stockholders to submit proposals or director nominations for next year’s annual meeting.

	Proposals for Inclusion in 2022 Proxy Materials	Director Nominees for Inclusion in 2022 Proxy Materials (Proxy Access)	Other Proposals/Nominees to be Presented at 2022 Annual Meeting (and Not for Inclusion in Proxy Materials)
When proposal must be received by Texas Instruments	On or before November 9, 2021	No earlier than October 10, 2021, and no later than November 9, 2021	No earlier than December 18, 2021, and no later than January 22, 2022

Proposals are to be sent to: Texas Instruments Incorporated, 12500 TI Boulevard, MS 8658, Dallas, TX 75243, Attn: Secretary.

We reserve the right to reject, rule out of order, or take any other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

Benefit plan voting

If you are a participant in the TI Contribution and 401(k) Savings Plan, or the TI 401(k) Savings Plan, you are a “named fiduciary” under the plans and are entitled to direct the voting of shares allocable to your accounts under these plans. The trustee administering your plan will vote your shares in accordance with your instructions. If you wish to instruct the trustee on the voting of shares held for your accounts, you should do so by April 19, 2021, in the manner described in the notice of annual meeting.

2021 PROXY STATEMENT • PAGE 51

Additionally, participants under the plans are designated as “named fiduciaries” for the purpose of voting TI stock held under the plans for which no voting direction is received. TI shares held by the TI 401(k) savings plans for which no voting instructions are received by April 19, 2021, will be voted in the same proportions as the shares in the plans for which voting instructions have been received by that date unless otherwise required by law.

Telephone and internet voting

Registered stockholders and benefit plan participants. Stockholders with shares registered directly with Computershare (TI’s transfer agent) and participants who beneficially own shares in a TI benefit plan may vote telephonically by calling (800) 690-6903 (within the U.S. and Canada only, toll-free) or via the internet at www.proxyvote.com.

The telephone and internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

Stockholders with shares registered in the name of a brokerage firm or bank. A number of brokerage firms and banks offer telephone and internet voting options. These programs may differ from the program provided to registered stockholders and benefit plan participants. Check the information forwarded by your bank, broker or other holder of record to see which options are available to you.

Stockholders voting via the internet should understand that there may be costs associated with electronic access, such as usage charges from telephone companies and internet access providers, that must be borne by the stockholder.

Stockholders sharing the same address

To reduce the expenses of delivering duplicate materials, we take advantage of the SEC’s “householding” rules that permit us to deliver only one set of proxy materials (or one Notice of Internet Availability of Proxy Materials) to stockholders who share an address unless otherwise requested. If you share an address with another stockholder and have received only one set of these materials, you may request a separate copy at no cost to you by calling Investor Relations at (214) 479-3773 or by writing to Texas Instruments Incorporated, P.O. Box 660199, MS 8657, Dallas, TX 75266-0199, Attn: Investor Relations. For future annual meetings, you may request separate materials, or request that we send only one set of materials to you if you are receiving multiple copies, by calling (866) 540-7095 or writing to Investor Relations at the address given above.

Electronic delivery of proxy materials and copies of our Form 10-K

As an alternative to receiving printed copies of these materials in future years, we are pleased to offer stockholders the opportunity to receive proxy mailings electronically. To request electronic delivery, vote via the internet at www.proxyvote.com and, when prompted, enroll to receive or access proxy materials electronically in future years. After the meeting date, stockholders holding shares through a broker or bank may request electronic delivery by visiting www.icsdelivery.com/ti and entering information for each account held by a bank or broker. If you are a registered stockholder and would like to request electronic delivery, visit www-us.computershare.com/investor or call TI Investor Relations at (214) 479-3773 for more information. If you are a participant in a TI benefit plan and would like to request electronic delivery, call TI Investor Relations for more information.

2021 PROXY STATEMENT • PAGE 52

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on April 22, 2021. This 2021 proxy statement and the company’s 2020 annual report are accessible at: www.proxyvote.com.

The company’s annual report on Form 10-K for the year ended December 31, 2020, which contains consolidated financial statements, accompanies this proxy statement. You may also obtain a copy of the company’s 2020 Form 10-K, including a list of exhibits and any exhibit specifically requested, without charge by writing to Investor Relations, P.O. Box 660199, MS 8657, Dallas, TX 75266-0199. Our Form 10-K is also available in the “Investor Relations” section of our website at www.ti.com.

Sincerely,

Cynthia Hoff Trochu Senior Vice President, Secretary and General Counsel

Dallas, Texas

March 9, 2021

Notice regarding forward-looking statements

This proxy statement includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Statements herein that describe TI’s business strategy, ability to generate free cash flow in the future, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results and amounts to differ materially from those in forward-looking statements. For a detailed discussion of the risks and uncertainties, see the Risk factors discussion in Item 1A of our annual report on Form 10-K for the year ended December 31, 2020. The forward-looking statements included in this proxy statement are made only as of the date of this proxy statement, and we undertake no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

2021 PROXY STATEMENT • PAGE 53

Appendix A

Non-GAAP reconciliations

This proxy statement refers to ratios based on free cash flow. These are financial measures that were not prepared in accordance with generally accepted accounting principles in the U.S. (GAAP). Free cash flow is a non-GAAP measure calculated by subtracting capital expenditures from the most directly comparable GAAP measure, cash flows from operating activities (also referred to as cash flow from operations). We believe free cash flow and these ratios based on it provide insight into our liquidity, our cash-generating capability and the amount of cash potentially available to return to shareholders, as well as insight into our financial performance. These non-GAAP measures are supplemental to the comparable GAAP measures and are reconciled in the table below to the most directly comparable GAAP measures.

	For Years Ended December 31,
Free Cash Flow as a Percentage of Revenue	2020	2019	2018	Total

(Millions of dollars)
Cash flow from operations (GAAP)	$6,139	$6,649	$7,189	$19,977
Capital expenditures	(649)	(847)	(1,131)	(2,627)

Free cash flow (non-GAAP)	$5,490	$5,802	$6,058	$17,350

Revenue	$14,461	$14,383	$15,784	$44,628

Cash flow from operations as a percentage of revenue (GAAP)	42.5%	46.2%	45.5%	44.8%
Free cash flow as a percentage of revenue (non-GAAP)	38.0%	40.3%	38.4%	38.9%

A-1

TEXAS INSTRUMENTS INCORPORATED ATTN: RICK LOGSDON P.O. Box 655474 MS 3999 DALLAS, TX 75265-5474

For registered shares, your proxy must be received by 11:59 p.m. (Eastern time) on April 21, 2021.

For shares allocable to a benefit plan account, your proxy must be received by 11:59 p.m. (Eastern time) on April 19, 2021.

VOTE BY INTERNET

Before The Meeting – Got to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until the applicable cut-off date and time above. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting – Got to www.virtualshareholdermeeting.com/TXN2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until the applicable cut-off date and time above. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so that it is received by the applicable date and time above.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

        TEXAS INSTRUMENTS INCORPORATED

The board of directors recommends you vote FOR each of the nominees for director and FOR Proposals 2 and 3.

Vote on Directors

1.	Election of Directors

	Nominees:	For	Against	Abstain

	1a. Mark A. Blinn	☐	☐	☐

	1b. Todd M. Bluedorn	☐	☐	☐

	1c. Janet F. Clark	☐	☐	☐

	1d. Carrie S. Cox	☐	☐	☐

	1e. Martin S. Craighead	☐	☐	☐

	1f. Jean M. Hobby	☐	☐	☐

	1g. Michael D. Hsu	☐	☐	☐

	1h. Ronald Kirk	☐	☐	☐

	1i. Pamela H. Patsley	☐	☐	☐

	1j. Robert E. Sanchez	☐	☐	☐

	1k. Richard K. Templeton	☐	☐	☐

	For	Against	Abstain

2. Board proposal regarding advisory approval of the Company’s executive compensation.	☐	☐	☐

	For	Against	Abstain

3. Board proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2021.	☐	☐	☐

	For	Against	Abstain

4. Stockholder proposal to permit shareholder action by written consent	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

APRIL 22, 2021

You are invited to attend the 2021 virtual annual meeting of stockholders on Thursday, April 22, 2021, at www.virtualshareholdermeeting.com/TXN2021, at 8:30 a.m. (Central time). At the meeting we will consider the election of directors, advisory approval of the Company’s executive compensation, ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2020, a stockholder proposal to permit shareholder action by written consent, and such other matters as may properly come before the meeting.

Electronic Delivery of Proxy Materials

We are pleased to offer stockholders the opportunity to receive future proxy mailings by email. To request electronic delivery, please vote via the Internet at www.proxyvote.com and, when prompted, enroll to receive proxy materials electronically in future years.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The 2021 Notice and Proxy Statement and 2020 Annual Report are also available at www.proxyvote.com.

M30209-Z54716-P05978

PROXY FOR ANNUAL MEETING

TO BE HELD APRIL 22, 2021

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints MARK A. BLINN, RONALD KIRK, PAMELA H. PATSLEY, RICHARD K. TEMPLETON, or any one or more of them, the true and lawful attorneys of the undersigned with power of substitution, to vote as proxies for the undersigned at the annual meeting of stockholders of Texas Instruments Incorporated to be held in Dallas, Texas, on April 22, 2021, at 8:30 a.m. (Central time) and at any or all adjournments thereof, according to the number of shares of common stock that the undersigned would be entitled to vote if then personally present, in the election of directors, upon the board proposals and upon other matters properly coming before the meeting. If no contrary indication is made, this proxy will be voted FOR the election of each director nominee, FOR Proposals 2 and 3, and AGAINST Proposal 4. If other matters come before the meeting, this proxy will be voted in the discretion of the named proxies.

Should you have an account in the TI Contribution and 401(k) Savings Plan or the TI 401(k) Savings Plan, this proxy represents the number of TI shares allocable to that plan account as well as other shares registered in your name. As a “named fiduciary” under the plans for TI shares allocable to that plan account and for shares for which no voting instructions are received, this proxy will serve as voting instructions for The Northern Trust Company, trustee for the plans, or its designee. The plans provide that the trustee will vote each participant’s shares in accordance with the participant’s instructions unless otherwise required by law. If the trustee does not receive voting instructions for TI shares under the plans by April 19, 2021, those shares will be voted, in accordance with the terms of plans, in the same proportion as the shares for which voting instructions have been received unless otherwise required by law. If other matters come before the meeting, the named proxies will vote plan shares on those matters in their discretion.

IMPORTANT - On the reverse side of this card are procedures on how to vote the shares.

Please consider voting by Internet or telephone.